Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PORTMAN RIDGE FINANCE CORPORATION, CITADEL ACQUISITION SUB INC.,

GARRISON CAPITAL INC. and,

SOLELY FOR THE LIMITED PURPOSES SET FORTH HEREIN,

SIERRA CREST INVESTMENT MANAGEMENT LLC

Dated as of June 24, 2020

i

ii

Exhibits

Exhibit A	Certificate of Incorporation of Surviving Company

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2020 (this “Agreement”), by and among Garrison Capital Inc., a Delaware corporation (the “Company”), Portman Ridge Finance Corporation, a Delaware corporation (“Parent”), Citadel Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes of Section 2.2, the Sections listed in the preamble to Article IV, Section 5.19 and Article IX, Sierra Crest Investment Management LLC, a Delaware limited liability company (the “Investment Adviser”).

WHEREAS, the respective boards of directors of Parent and Merger Sub have approved, and have determined that it is advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”), on the recommendation of a committee of the Company Board comprised solely of the independent directors of the Company (the “Special Committee”), has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers (as defined below), are advisable, fair to and in the best interest of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Mergers, (iii) directed that the adoption of this Agreement and the approval of the Mergers be submitted to a vote at the Company Special Meeting (as defined below), and (iv) made the recommendation that the stockholders of the Company adopt this Agreement and approve the Mergers (the “Company Recommendation”);

WHEREAS, immediately after the Merger (as defined below), the Surviving Company (as defined below) shall merge with and into Parent (the “Second Merger” and, together with the Merger, the “Mergers”) with the Parent as the surviving company in the Second Merger; and

WHEREAS, it is the intention of the parties hereto that, for U.S. federal income tax purposes, (i) the Mergers, taken together, shall qualify as a “reorganization” within Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which

(a) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall continue as the surviving company and a wholly owned subsidiary of Parent (the “Surviving Company”) in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.2 Effective Time. Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of First Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of First Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the Parent and the Company and specified in the Certificate of First Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.3 Closing. The parties shall cause the closing of the Mergers (the “Closing”) to take place at 10:00 a.m., Eastern Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days (or such shorter period of time as remains before 11:59 p.m., New York time, on the Outside Date) after the satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than the conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 1.4 Certificate of Incorporation and Bylaws of the Surviving Company. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth on Exhibit A and as so amended and restated shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided by Law and such certificate of incorporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time and as amended to reflect the name and other characteristics of the Surviving Company, shall be the bylaws of the Surviving Company until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Company and such bylaws.

Section 1.5 Directors and Officers. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of incorporation and bylaws. The officers of Parent at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of incorporation and bylaws. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of Parent immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with Parent’s certificate of incorporation and bylaws.

Section 1.6 Second Merger.

(i) Subject to the terms and conditions of this Agreement and in accordance with the DGCL, immediately after the consummation of the Merger, the Surviving Company shall merge with and into Parent and the separate corporate existence of the Surviving Company shall cease and all outstanding shares of common stock of the Surviving Company shall be cancelled and no consideration shall be exchanged therefor. Parent shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Delaware.

(ii) The certificate of incorporation of Parent, as in effect immediately prior to the consummation of the Second Merger, shall continue to be Parent’s certificate of incorporation after the consummation of the Second Merger, until later amended as provided by Law and such certificate of incorporation. The bylaws of Parent, as in effect immediately prior to the consummation of the Second Merger, shall continue to be Parent’s bylaws after the consummation of the Second Merger, until later amended as provided by Law, the certificate of incorporation of Parent and such bylaws.

(iii) Parent and the Surviving Company shall cause a certificate of merger (“Certificate of Second Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Second Merger. The Second Merger shall become effective at the time at which the Certificate of Second Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by Parent and the Company and specified in the Certificate of Second Merger, and such time is hereinafter referred to as the “Second Merger Effective Time.”

ARTICLE II

CONVERSION OF SHARES

Section 2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the following securities:

(a) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock, par value $0.001 per share, of the Surviving Company.

(b) Each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(c) Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time that is owned by Parent or the Company or any wholly owned Subsidiary of Parent or the Company (other than shares of Company Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) and all treasury shares (collectively, “Cancelled Shares”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d) Subject to Section 2.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares) shall be automatically converted into and exchanged for the right to receive: (i) an amount in cash equal to (A) the Aggregate Cash Consideration divided by (B) the number of shares of Company Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares) (such amount in cash, the “Cash Consideration”) and (ii) a number of validly issued, fully paid and non-assessable Parent Common Shares equal to the Exchange Ratio (as the same may be adjusted pursuant to Section 2.8) and, if applicable, cash in lieu of fractional Parent Common Shares payable in accordance with Section 2.3(e) (such Parent Common Shares and any such cash in lieu of fractional shares, the “Share Consideration”, and the Cash Consideration and the Share Consideration, collectively, the “Merger Consideration”), in all cases without interest. As of the Effective Time, subject to Section 2.4, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and each holder of any such shares of Company Common Stock shall thereafter cease to have any rights with respect thereto, except (other than in the case of Cancelled Shares) the right to receive the Merger Consideration, to be paid in consideration therefor upon surrender or cancellation (as applicable) of such Certificate or Book-Entry Share in accordance with Section 2.3(a), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

Section 2.2 Deposit of Merger Consideration and Additional Cash Consideration. At or prior to the Effective Time, (A) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) book-entry shares representing the number of Parent Common Shares and an amount sufficient to fund the payment of any cash payable in lieu of fractional shares pursuant to Section 2.3(e), to be issued pursuant to Section 2.3(d) and paid pursuant to Section 2.3(e), and (ii) cash in an aggregate amount equal to the Aggregate Cash Consideration, and (B) the Investment Adviser shall deposit, or shall cause to be deposited, with the Exchange Agent cash in an aggregate amount equal to the Additional Cash Consideration (all such cash and book-entry Parent Common Shares being hereinafter referred to as the “Exchange Fund”).

Section 2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the

Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as well as any dividends or distributions to be paid pursuant to Section 2.3(c). As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Exchange Agent to issue and send to each holder of Book-Entry Shares that that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(d) the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(d) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall forthwith be cancelled.

(b) Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. Until surrendered or cancelled (as applicable) as contemplated by this Section 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent (other than in the case of Cancelled Shares) only the right to receive the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Share, as applicable, have been converted pursuant to Section 2.1. No interest will be paid or accrued on any of the cash payable to the holders of Certificates or Book-Entry Shares.

(c) No dividends or other distributions with respect to Parent Common Shares shall be paid to the holder of any unsurrendered Certificate or uncancelled Book-Entry Share with respect to the Parent Common Shares represented thereby, in each case unless and until the surrender of such Certificate or cancellation of such Book-Entry Share, as applicable, in accordance with this Article II. After the surrender of any such Certificate or cancellation of any such Book-Entry Share, as applicable, in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions which theretofore had become payable with respect to the whole Parent Common Shares which the shares of Company Common Stock represented by such Certificate or Book-Entry Share have been converted into the right to receive.

(d) The Merger Consideration paid in accordance with the terms of this Article II as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article II, except as otherwise provided by Law.

(e) Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or cancellation of Book-Entry Shares, as applicable. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share. In lieu of the issuance of any such fractional share, Parent shall pay to each holder of Company Common Stock who otherwise would have been entitled to receive such fractional share an amount in cash (without interest) determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Parent Common Shares) to receive pursuant to Section 2.1 by (ii) the average of the daily volume weighted average price per share of Parent Common Shares on NASDAQ as reported by The Wall Street Journal for each of the five (5) trading days immediately preceding the date of the Effective Time.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Parent. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Parent for payment of Merger Consideration and any unpaid dividends and other distributions on the Parent Common Shares deliverable in respect of each former shares of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(g) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered or cancelled prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Parent, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article II with respect thereto shall thereafter look only to the Parent for payment of its claim for Merger Consideration in respect thereof.

(h) The Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that any such investments shall be in securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Exchange Fund shall be the sole and exclusive property of Parent and shall be paid to Parent as Parent directs. No investment of the Exchange Fund shall relieve Parent or the Exchange Agent from making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Exchange Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article II.

Section 2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the consideration due to such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock or any threats thereof, any actual or attempted withdrawals of such demands and any other demands, notices or instruments received by the Company relating to rights to be paid the fair value of Dissenting Shares, and the Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

Section 2.5 Withholding Taxes. Each of Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Shares, cash dividends or distributions payable pursuant to Section 2.3(c) or any other cash amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.6 Net Asset Value Calculation.

(a) Two days prior to the Closing Date (such date, the “Determination Date”), the Company shall deliver to Parent a calculation of the estimated net asset value of the Company as of 5:00 p.m. New York City time on the day prior to the Closing Date (the “Closing

Company Net Asset Value”), as approved by each of the Company Board and the Special Committee, calculated in good faith and based on the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the calculation of the net asset value of the Company as of March 31, 2020 as set forth on, and modified by, Section 2.6(a) of the Company Disclosure Letter (and, in the case of the line items under “Transaction Costs & Expenses” therein, giving effect to the transactions contemplated hereby); provided that the Company shall update and redeliver the calculation of the Closing Company Net Asset Value, as reapproved by each of the Company Board and the Special Committee, in the event there is a material change to the Closing Company Net Asset Value between the Determination Date and the Closing and as needed to ensure the Closing Company Net Asset Value is determined within two days (excluding Sundays and holidays) prior to the Effective Time. The Chief Financial Officer of the Company shall certify in writing to Parent the calculation of the Closing Company Net Asset Value.

(b) On the Determination Date, Parent shall deliver to the Company a calculation of the estimated net asset value of Parent as of 5:00 p.m. New York City time on the day prior to the Closing Date (the “Closing Parent Net Asset Value”), as approved by the board of directors of Parent, calculated in good faith and based on the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the calculation of the net asset value of Parent as of March 31, 2020 as set forth on, and modified by, Section 2.6(b) of the Parent Disclosure Letter (and, in the case of the line items under “Transaction Costs & Expenses” therein, giving effect to the transactions contemplated hereby); provided that Parent shall update and redeliver the calculation of the Closing Parent Net Asset Value, as reapproved by the board of directors of Parent, in the event there is a material change to the Closing Parent Net Asset Value between the Determination Date and the Closing and as needed to ensure the Closing Parent Net Asset Value is determined within two days (excluding Sundays and holidays) prior to the Effective Time. The Chief Financial Officer of Parent shall certify in writing to the Company the calculation of the Closing Parent Net Asset Value.

(c) Each of the Company and Parent shall afford the other, and the other’s respective Representatives, reasonable access to the individuals who have prepared the calculations of the Closing Company Net Asset Value and the Closing Parent Net Asset Value, as applicable, and to the applicable information, books, records, work papers and back-up materials (including any reports prepared by valuation agents) used in preparing the same, in order to assist the other and the other’s respective Representatives in reviewing the calculations undertaken pursuant to this Section 2.6.

Section 2.7 Second Merger. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Company or Parent or the holders of any securities of the Surviving Company or Parent, each share of common stock, par value $0.001 per share, of the Surviving Company issued and outstanding immediately prior to the Second Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

Section 2.8 Adjustments. If, between the Determination Date and the Effective Time, the outstanding number of Parent Common Shares or shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration and Additional Cash Consideration payable per share of Company Common Stock, in each case if necessary and without duplication, to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any disclosures set forth in any “risk factors” or “forward-looking statements” sections to the extent they are cautionary, predictive or forward-looking in nature) or in the Company Disclosure Letter (provided that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of such disclosure is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is (i) a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of this clause (ii), where the failure to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company has elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn.

(c) The Company has made available to Parent a copy of its certificate of incorporation and second amended and restated bylaws, each as currently in effect.

(d) The Company is not in violation in any material respect of any material provision of its certificate of incorporation or material provision of its second amended and restated bylaws.

Section 3.2 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the adoption of this Agreement and the approval of the Mergers by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Special Meeting (the

“Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger, have been duly and validly authorized by the Company Board (on the recommendation of the Special Committee) and, subject to the receipt of the Company Stockholder Approval and the filing of the Certificate of First Merger with the Secretary of State of the State of Delaware as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent, Merger Sub and the Investment Adviser, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity.

Section 3.3 Consents and Approvals; No Violations.

(a) Except for (i) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust or competition Laws, (ii) applicable requirements of and filings with the SEC under the Exchange Act, including the joint proxy statement to be mailed to the Company’s and Parent’s stockholders in connection with the Company Special Meeting and the Parent Special Meeting (the “Proxy Statement”) and a registration statement on Form N-14 in which the Proxy Statement will be included as a prospectus (the “Form N-14”), and declaration of effectiveness of the Form N-14, (iii) filings with NASDAQ, (iv) the filing of the Certificate of First Merger and the Certificate of Second Merger, (v) applicable requirements under “blue sky” laws of various states, (vi) compliance with the Investment Company Act, (vii) any consents, approvals or filings referred to in the Company Disclosure Letter or (viii) any consents, approvals or filings the failure of which to be obtained or made would not have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any federal, state, local or foreign government, court, legislative, executive or regulatory authority, commission, agency or any self-regulatory agency (a “Governmental Entity”).

(b) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that the consents, approvals, and filings referred to in Section 3.3(b) of the Company Disclosure Letter are duly obtained or made, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or (iii) assuming that the consents, approvals, and filings referred to in Section 3.3(a) are duly obtained or made, violate any Law applicable to the

Company or any of its Subsidiaries; except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4 Capitalization; Subsidiaries.

(a) As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 16,758,779 were issued and 16,049,352 were outstanding. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. No shares of Company Common Stock are held by any of the Company’s Subsidiaries.

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens. Section 3.4(b) of the Company Disclosure Letter sets forth, as of the date hereof, the name and jurisdiction of incorporation for each Subsidiary of the Company.

Section 3.5 Regulatory Matters; Reports.

(a) Except as would not have a Company Material Adverse Effect or as set forth in Section 3.5(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or is subject to any commitment letter or similar undertaking to, any Governmental Entity that currently materially restricts the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of Company, verbally, since January 1, 2019 by any Governmental Entity that is considering issuing, initiating, ordering or requesting any of the foregoing.

(b) The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2019 (any such documents filed during such period by the Company, the “Company SEC Reports”). As of their respective filing dates, or, if amended, as of the date of the last such amendment, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Sarbanes-Oxley Act, the Investment Company Act, the Securities

Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, to the knowledge of the Company, there are no pending proceedings or investigations of the Company by a Governmental Entity.

Section 3.6 Absence of Certain Changes. Except as set forth in Section 3.6 of the Company Disclosure Letter, since January 1, 2020 through the date hereof, the Company and its Subsidiaries (a) have, except as expressly contemplated by this Agreement, conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice and (b) have not suffered a Company Material Adverse Effect.

Section 3.7 Company Financial Statements; Internal Controls.

(a) Except as set forth in Section 3.7(a) of the Company Disclosure Letter, the financial statements (including the related notes thereto and the related consolidated schedules of investments) of the Company included in the Company SEC Reports (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), in each case consistently applied in accordance with past practice, and (iii) presented fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments) in conformity with GAAP. RSM US LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The Company has in all material respects designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the knowledge of the Company, has disclosed to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud that involves management who have a significant role in the Company’s internal controls over financial reporting.

Section 3.8 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since December 31, 2019, (b) liabilities and obligations disclosed in the Company SEC Reports, (c) liabilities and obligations incurred in connection with the Mergers or otherwise as expressly contemplated by this Agreement and (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries prepared in accordance with GAAP.

Section 3.9 Compliance with Law.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act.

(b) No “affiliated person” (as defined under the Investment Company Act) of the Company has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act. There is no material proceeding pending and served or, to the knowledge of the Company, threatened in writing that would result in any such disqualification.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries (i) are and have been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over the Company and its Subsidiaries and (ii) have not, directly or indirectly, taken any action that would cause the Company or its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, or any other anticorruption or anti-bribery Laws applicable to the Company or its Subsidiaries.

(d) The Company has adopted written policies and procedures pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “material compliance matters” (as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act) for the Company other than those which have been reported to the Company Board and remedied or are in the process of being remedied to the satisfaction of such board.

(e) The Company is not registered or required to be registered as an “investment adviser” under the Investment Advisers Act.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a list of each Contract to which the Company is a party or by which any of its properties or assets is bound which, to the knowledge of the Company and as of the date hereof:

(i) contains any covenant expressly limiting, in any material respect, the ability of the Company to engage in a material line of business or compete with any Person in a material line of business;

(ii) creates a material partnership, joint venture or similar arrangement that is not entered into in the ordinary course of business;

(iii) relates to indebtedness of the Company incurred other than in the ordinary course of business having a principal amount in excess of $5,000,000;

(iv) obligates the Company to conduct any business that is material to the Company on an exclusive basis with any third party;

(v) was entered into after January 1, 2020 and relates to the acquisition or disposition by the Company or any Subsidiary of any business or operations involving value in excess of $5,000,000 as to which there are any material ongoing obligations of the Company; and

(vi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), whether or not filed by the Company with the SEC.

(b) Each Contract required to be set forth in Section 3.10(a) of the Company Disclosure Letter (whether or not actually set forth therein) is referred to herein as a “Company Material Contract.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be subject to (x) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general principles of equity) and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event or the passage of time) a default or breach by the Company under any Company Material Contract.

Section 3.11 Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property necessary to conduct the business of the Company and, as applicable, its Subsidiaries, except for any such Intellectual Property rights that, if not possessed by the Company, would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company (i) the conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property, and as of the date hereof there is no such claim pending or threatened in writing against the Company or any Subsidiary of the Company, and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any Subsidiary of the Company.

Section 3.12 Insurance. The Company and its Subsidiaries are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect and no written notice of cancellation has been received by the Company under such policies.

Section 3.13 Litigation. As of the date hereof, there is no action, claim, suit, arbitration, examination, litigation, governmental investigation or other proceeding, whether civil, criminal or administrative, by or before a Governmental Entity (each an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Employee Matters. None of the Company or any of its Subsidiaries has, or has ever had, any employees.

Section 3.15 Taxes. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes due and payable by the Company and its Subsidiaries (whether or not shown to be due and owing on such Tax Returns) have been timely paid.

(b) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(c) The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements.

(d) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) There is no audit, examination, claim, investigation, deficiency, refund litigation, proposed adjustment, judicial or administrative proceeding, or matter in controversy with a Governmental Entity with respect to any Taxes or Tax Return of the Company or its

Subsidiaries, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the indemnification, allocation or sharing of Taxes imposed on or with respect to any individual or other Person (other than (i) such customary commercial agreements with customers, vendors, lessors or the like entered into in the ordinary course of business that do not primarily relate to Tax matters and (ii) agreements solely with or among the Company or any of its Subsidiaries), and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company or a subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (ii) as a transferee or successor.

(g) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company and its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) In the last five (5) years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(j) The Company made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). The Company has qualified as a RIC at all times since its taxable year ending December 31, 2012 and expects to continue to so qualify through its taxable year including the Effective Time (assuming for purposes under this Agreement that any Tax Dividend declared by the Company after the date of this Agreement has been timely paid). No challenge to the Company’s status as a RIC is pending or has been threatened in writing. The Company has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. The Company has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Company is not now and will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder. All distributions that are treated as dividends under Section 301 of the Code paid by the Company at any time prior to the Closing Date shall have been, and are expected to, be deductible pursuant to the dividends paid deduction under Section 562 of the Code. The Company is in compliance in all material respects with applicable regulations of the United States Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder. For each taxable year of Company ending before the Effective Time, the Company has satisfied the distribution requirements imposed on a RIC under Section 852 of the Code (assuming for purposes under this Agreement that any Tax Dividend declared by the Company after the date of this Agreement has been timely paid).

Section 3.16 Investment Assets. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to all securities, indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or its Subsidiaries and except for liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.

Section 3.17 Proxy Statement and Form N-14. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Form N-14 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.18 Board Vote; Company Stockholder Approval; Takeover Statutes. At or prior to the date hereof, the Company Board, on the recommendation of the Special Committee, at a meeting duly called and held, has, by unanimous vote of all directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable, fair to and in the best interest of the Company’s stockholders, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Mergers, (c) directed that the adoption of this Agreement and the approval of the Mergers be submitted to a vote at the Company Special Meeting and (d) made the Company Recommendation. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.26, the Company Stockholder Approval is the only vote or consent of holders of any class of securities of the Company which is required to adopt this Agreement and effect the transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.26, the Company Board has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the transactions contemplated hereby, including the Mergers. Each holder of shares of Company Common Stock entitled to vote at the Company Special Meeting is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Mergers or other transactions contemplated hereby.

Section 3.19 Real Property. None of the Company or any of its Subsidiaries owns or leases any real property.

Section 3.20 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Keefe, Bruyette & Woods, Inc., the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21 Opinion of Financial Advisors. The Company Board and the Special Committee have received the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to the Special Committee, dated June 24, 2020, to the effect that, as of such date, and based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Section 3.22 Share Ownership. To the knowledge of the Company, none of the Company or any of its Subsidiaries owns (beneficially, of record or otherwise) any Parent Common Shares.

Section 3.23 Investigation by the Company. The Company has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent, its Subsidiaries, its and their respective portfolio companies and the Investment Adviser (collectively, the “Parent Parties”) and acknowledges that the Company has been provided access to certain of the properties, premises and records of the Parent Parties for this purpose. In entering into this Agreement, the Company has relied upon its own investigation and analysis, and the Company acknowledges that, except for the representations and warranties of Parent, Merger Sub and the Investment Adviser expressly set forth in Article IV or in any certificate delivered hereunder, none of the Parent Parties, nor any of their respective Representatives, makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives. Without limiting the generality of the foregoing, none of the Parent Parties, nor any of their respective Representatives or any other Person, has made a representation or warranty to the Company with respect to (a) any projections, estimates or budgets for the Parent Parties or (b) any material, documents or information relating to the Parent Parties made available to the Company or its Representatives in any “data room,” confidential information memorandum or otherwise, in the case of each of clauses (a) and (b), except as expressly and specifically covered by a representation or warranty set forth in Article IV or in any certificate delivered hereunder.

Section 3.24 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) The Company acknowledges that it and its Representatives: (i) have received access to (A) books and records, facilities, properties, premises, equipment, contracts and other assets of the Parent Parties and (B) the electronic data room in connection with the transactions contemplated hereby; (ii) have received and may continue to receive from the Parent Parties and their respective Representatives certain estimates, forecasts, projections and other forward-looking information regarding the assets, liabilities, financial condition, operations and prospects, as well as certain forward-looking business plan information, of the Parent Parties and their respective businesses and operations (collectively, “Parent Forecasts”); and (iii) have had opportunities to meet with the management of the Parent Parties and to discuss Parent’s businesses, assets, liabilities, financial condition, operations and business plan information, as well as the Parent Forecasts.

(b) The Company acknowledges and agrees that (i) there are uncertainties inherent in attempting to make Parent Forecasts, with which the Company is familiar; (ii) Parent makes no representation or warranty whatsoever regarding any Parent Forecast; (iii) the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all information provided and all Parent Forecasts (including the reasonableness of the assumptions underlying such Parent Forecasts); and (iv) the Company shall have no claim against the Parent Parties or any of their respective Representatives with respect to any Parent Forecasts.

(c) The Company further acknowledges and agrees that: (i) the Company has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Parent Parties; (ii) in making its determination to proceed with the transactions contemplated hereby, including the Mergers, the Company has relied on the results of its own independent review and analysis; (iii) no Parent Forecast is, and no Parent Forecast shall be deemed to constitute or be, the subject of any representation or warranty; (iv) no other data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Company or any of its Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by Parent’s management or otherwise, are or shall be deemed to constitute or be the subject of any representation or warranty, unless (and only to the extent) any such material or information is the subject of an express representation or warranty set forth in Article IV or in any certificate delivered under this Agreement; and (v) except for the representations and warranties expressly set forth in Article IV or in any certificate delivered under this Agreement, (A) no Person has been authorized by the Parent Parties to make any representation or warranty relating to itself or Parent or any of their respective assets, liabilities, financial condition, operations, prospects, business or business plans, or otherwise in connection with the Mergers, (B) none of the Parent Parties makes, or has made, any representation or warranty relating to itself or its assets, liabilities, financial condition, operations, prospects, business or business plans, or otherwise in connection with the Mergers, and (C) the Company shall have no claim against the Parent Parties or their respective Representatives in respect of any representation or warranty not expressly set forth in Article IV or in any certificate delivered under this Agreement.

Section 3.25 No Other Representations. Except for the representations and warranties contained in this Article III or in any certificate delivered hereunder, neither the Company nor any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB

AND INVESTMENT ADVISER

Except as disclosed in the Parent SEC Reports filed by Parent prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any disclosures set forth in any “risk factors” or “forward-looking statements” sections to the extent they are cautionary, predictive or forward-looking in nature) or in the Parent Disclosure Letter (provided that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of such disclosure is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly and severally represent and warrant to the Company, and with respect to Sections 4.2, 4.3, 4.9(a), 4.9(b), 4.22, 4.27 and 4.29 only, the Investment Adviser represents and warrants to the Company, as follows:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, in the case of this clause (ii), where the failure to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent has elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn.

(c) Parent has made available to the Company a copy of the certificate of incorporation and bylaws of Parent and Merger Sub, each as currently in effect.

(d) Neither Parent nor Merger Sub is in violation in any material respect of any provision of its certificate of incorporation or bylaws.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent, Merger Sub and the Investment Adviser has the requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the approval by the holders of at least a majority of the Parent Common Shares represented and voting at the Parent Special Meeting of the issuance of Parent Common Shares in connection with the Merger (the “Parent Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent, Merger Sub and Investment Adviser of this Agreement, and the consummation by Parent, Merger Sub and Investment Adviser of the Mergers, have been duly and validly authorized by each of Parent’s, Merger Sub’s and the Investment Adviser’s board of directors or equivalent governing body, and, subject to the receipt of the Parent Stockholder Approval and the filing of the Certificate of First Merger and the Certificate of Second Merger with the Secretary of State of the State of Delaware as required by the DGCL, no other corporate or limited liability company action on the part of Parent, Merger Sub or the Investment Adviser is necessary to authorize the execution, delivery and performance by Parent, Merger Sub and the Investment Adviser of this Agreement and the consummation by them of the Mergers. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Investment Adviser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of each of Parent, Merger Sub and Investment Adviser, enforceable against them in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity.

Section 4.3 Consents and Approvals; No Violations.

(a) Except for (i) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust or competition Laws, (ii) applicable requirements of and filings with the SEC under the Exchange Act, including the Proxy Statement and the Form N-14, and declaration of effectiveness of the Form N-14, (iii) filings with NASDAQ, (iv) the filing of the Certificate of First Merger and the Certificate of Second Merger, (v) applicable requirements under “blue sky” laws of various states, (vi) compliance with the Investment Company Act, (vii) any consents, approvals or filings referred to in the Parent Disclosure Letter or (viii) any consents, approvals or filings the failure of which to be obtained or made would not have a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement by Parent, Merger Sub or the Investment Adviser nor the consummation by Parent, Merger Sub or the Investment Adviser of the transactions contemplated hereby will require on the part of the Parent, Merger Sub or the Investment Adviser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

(b) Neither the execution, delivery or performance of this Agreement by Parent, Merger Sub or the Investment Adviser nor the consummation by Parent, Merger Sub or the Investment Adviser of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of the Investment Adviser, Parent or any of Parent’s Subsidiaries, (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) are duly obtained or made, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Investment Adviser, Parent or any of Parent’s Subsidiaries is a party or (iii) assuming that the consents, approvals, and filings referred to in Section 4.3(a) are duly obtained or made, violate any Law applicable to Parent or any of its Subsidiaries; except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4 Capitalization; Subsidiaries.

(a) As of the date hereof, the authorized capital stock of Parent consists of (i) 100,000,000 Parent Common Shares, of which 44,495,221 were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which none were issued and outstanding. All the outstanding Parent Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or (iii) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent. No Parent Common Shares are held by any Subsidiary of Parent.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of Parent’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Parent free and clear of all Liens. Section 4.4(b) of the Parent Disclosure Letter sets forth, as of the date hereof, the name and jurisdiction of incorporation for each Subsidiary of Parent.

Section 4.5 Regulatory Matters; Reports.

(a) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or is subject to any commitment letter or similar undertaking to, any Governmental Entity that currently materially restricts the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, nor has the Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, verbally, since January 1, 2019 by any Governmental Entity that is considering issuing, initiating, ordering or requesting any of the foregoing.

(b) Parent has filed all reports and other documents with the SEC required to be filed or furnished by Parent since January 1, 2019 (any such documents filed during such period by Parent, the “Parent SEC Reports”). As of their respective filing dates, or, if amended, as of the date of the last such amendment, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Sarbanes-Oxley Act, the Investment Company Act, the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, to the knowledge of the Parent, there are no pending proceedings or investigations of Parent by a Governmental Entity.

(c) The Investment Adviser has filed all Regulatory Documents that were required to be filed with any Governmental Entity since January 1, 2019.

Section 4.6 Absence of Certain Changes. Since January 1, 2020 through the date hereof, Parent and its Subsidiaries (a) have, except as expressly contemplated by this Agreement, conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice and (b) have not suffered a Parent Material Adverse Effect.

Section 4.7 Parent Financial Statements; Internal Controls.

(a) The financial statements (including the related notes thereto and the related consolidated schedules of investments) of Parent included in the Parent SEC Reports (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), in each case consistently applied in accordance with past practice, and (iii) presented fairly in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments) in conformity with GAAP. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Parent has in all material respects designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the knowledge of Parent, has disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (2) any fraud that involves management who have a significant role in Parent’s internal controls over financial reporting.

Section 4.8 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since December 31, 2019, (b) liabilities and obligations disclosed in the Parent SEC Reports, (c) liabilities and obligations incurred in connection with the Mergers or otherwise as expressly contemplated by this Agreement and (d) liabilities and obligations that would not, individually or in the aggregate, have a Parent Material Adverse Effect, as of the date hereof, neither Parent nor any of its Subsidiaries has any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet (or the notes thereto) of Parent and its Subsidiaries prepared in accordance with GAAP.

Section 4.9 Compliance with Law.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, none of Parent, any of Parent’s Subsidiaries or the Investment Adviser is in violation of, or in default under, any Law, in each case, applicable to it, including, if and to the extent applicable, the Investment Company Act, the Investment Advisers Act, the Securities Act and the Exchange Act.

(b) The Investment Adviser is (i) in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approval and orders necessary for the Investment Adviser to carry on its business as it is now being conducted (the “Investment Adviser Permits”), and no suspension or cancellation of any of the Investment Adviser Permits is pending or threatened in writing, except where the failure to be in possession of, or the suspension or cancellation of, any Investment Adviser Permit would not have a Parent Material Adverse Effect, and (ii) not in violation of or in default under any of the Investment Adviser Permits, except for any such defaults or violations that would not have a Parent Material Adverse Effect.

(c) No “affiliated person” (as defined under the Investment Company Act) of Parent has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act. There is no material proceeding pending and served or, to the knowledge of Parent, threatened in writing that would result in any such disqualification.

(d) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and its Subsidiaries (i) are and have been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over the Parent and its Subsidiaries and (ii) have not, directly or indirectly, taken any action that would cause the Company or its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, or any other anticorruption or anti-bribery Laws applicable to Parent or its Subsidiaries.

(e) Parent has adopted written policies and procedures pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “material compliance matters” (as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act) for Parent other than those which have been reported to Parent’s board of directors and remedied or are in the process of being remedied to the satisfaction of such board.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the Parent Disclosure Letter sets forth a list of each Contract to which Parent or any Subsidiary thereof is a party or by which any of their respective properties or assets is bound which, to the knowledge of the Parent and as of the date hereof:

(i) contains any covenant expressly limiting, in any material respect, the ability of Parent to engage in a material line of business or compete with any Person in a material line of business;

(ii) was entered into after January 1, 2020 and relates to the acquisition or disposition by Parent of any business or operations involving value in excess of $5,000,000 as to which there are any material ongoing obligations of Parent;

(iii) creates a material partnership, joint venture or similar arrangement that is not entered into in the ordinary course of business;

(iv) relates to indebtedness of Parent incurred other than in the ordinary course of business having a principal amount in excess of $5,000,000;

(v) obligates Parent to conduct any business that is material to Parent on an exclusive basis with any third party; and

(vi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), whether or not filed by Parent with the SEC.

(b) Each Contract required to be set forth in Section 4.10(a) of the Parent Disclosure Letter (whether or not actually set forth therein) is referred to herein as a “Parent Material Contract.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and, to the knowledge of Parent, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be subject to (x) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general principles of equity) and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event or the passage of time) a default or breach by Parent under any Parent Material Contract.

Section 4.11 Intellectual Property. Parent and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property necessary to conduct the business of Parent and, as applicable, its Subsidiaries, except for any such Intellectual Property rights that, if not possessed by Parent, would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, to the knowledge of Parent (i) the conduct of the business of Parent and its Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property, and as of the date hereof there is no such claim pending or threatened in writing against Parent or any Subsidiary of Parent, and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by Parent or any Subsidiary of Parent.

Section 4.12 Insurance. Parent and its Subsidiaries are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all such insurance policies are in full force and effect and no written notice of cancellation has been received by Parent under such policies.

Section 4.13 Litigation. As of the date hereof, there is no Action, pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their respective properties or assets that would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.14 Employee Matters. None of Parent or any of its Subsidiaries has any employees. None of Parent or any of its Subsidiaries has any liability under any “employee benefit plan” as defined in Section 3(3) of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer plan” (within the meaning of Section 413 of the Code), any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), any arrangement that is or was subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, or any incentive, deferred compensation, paid-time-off, equity-based, phantom equity, severance, separation, termination, retention, change-of-control, pension, profit-sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, collective bargaining, material fringe benefit, or other similar plan, program, agreement, practice, policy, arrangement or commitment that was at any time maintained or contributed to, or required to be maintained or contributed to by the Parent, any of its Subsidiaries or any Person that, together with Parent or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, whether written or oral, and whether or not subject to ERISA, or under any employment agreement or independent contractor agreement for substantial personal services (collectively, “Employee Benefit Plans”). There are no investigations pending or, to Parent’s knowledge, threatened in writing by any Governmental Entity or other claims pending or, to Parent’s knowledge, threatened in writing by any Person with respect to any Employee Benefit Plan maintained or contributed to at any time by Parent or its Subsidiaries.

Section 4.15 Taxes. Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(a) Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes due and payable by Parent and its Subsidiaries (whether or not shown to be due and owing on such Tax Returns) have been timely paid.

(b) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or any of its Subsidiaries, and no power of attorney granted by either Parent or any of its Subsidiaries with respect to any Taxes is currently in force.

(c) The most recent financial statements contained in the Parent SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods through the date of such financial statements.

(d) Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) There is no audit, examination, claim, investigation, deficiency, refund litigation, proposed adjustment, judicial or administrative proceeding, or matter in controversy with a Governmental Entity with respect to any Taxes or Tax Return of Parent or its Subsidiaries, and, to the knowledge of Parent, neither Parent nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

(f) Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the indemnification, allocation or sharing of Taxes imposed on or with respect to any individual or other Person (other than (i) such customary commercial agreements with customers, vendors, lessors or the like entered into in the ordinary course of business that do not primarily relate to Tax matters and (ii) agreements solely with or among Parent or any of its Subsidiaries), and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Parent or a subsidiary of Parent) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (ii) as a transferee or successor.

(g) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent and its Subsidiaries.

(h) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) In the last five (5) years, neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(j) Parent made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. Parent has qualified as a RIC at all times since its first taxable year ending December 31, 2006 and expects to continue to so qualify through its taxable year including the Effective Time (assuming for purposes under this Agreement that any Tax Dividend declared by Parent after the date of this Agreement has been timely paid). No challenge to Parent’s status as a RIC is pending or has been threatened in writing. Parent has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. Parent has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. Parent is not now and will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder. All distributions that are treated as dividends under Section 301 of the Code paid by Parent at any time prior to the Closing Date shall have been, and are expected to, be deductible pursuant to the dividends paid deduction under Section 562 of the Code. Parent is in compliance in all material respects with applicable regulations of the United States Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder. For each taxable year of Parent ending before the Effective Time, Parent has satisfied the distribution requirements imposed on a RIC under Section 852 of the Code (assuming for purposes under this Agreement that any Tax Dividend declared by Parent after the date of this Agreement has been timely paid).

Section 4.16 Investment Assets. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has good title to all securities, indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of Parent or its Subsidiaries and except for liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.

Section 4.17 Proxy Statement and Form N-14. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Form N-14 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.18 Board Vote; Parent Stockholder Approval. At or prior to the date hereof, the board of directors of Parent, at a meeting duly called and held, has, by unanimous vote of all directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Common Shares in connection therewith, are advisable, fair to and in the best interest of Parent’s stockholders, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Mergers and the issuance of Parent Common Shares in connection with the Merger, (c) directed that approval of the issuance of Parent Common Shares in connection with the Merger be submitted to a vote at the Parent Special Meeting and (d) made the recommendation that the stockholders of Parent approve such issuance (the “Parent Recommendation”). The Parent Stockholder Approval is the only vote or consent of holders of any class of securities of Parent which is required to adopt this Agreement and effect the transactions contemplated hereby. Each holder of Parent Common Shares entitled to vote at the Parent Special Meeting is entitled to one vote per share. At or prior to the date hereof, the board of directors of Merger Sub, at a meeting duly called and held, has, by unanimous vote of all directors, (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable, fair to and in the best interest of Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Mergers, (iii) directed that approval of this Agreement be submitted to a vote of Parent, as the sole stockholder of Merger Sub, and (iv) made the recommendation that Parent, as the sole stockholder of Merger Sub, approve this Agreement, including the Mergers contemplated hereby. Promptly following the execution and delivery of this Agreement, this Agreement, including the Mergers contemplated hereby, will be approved and adopted by Parent, as the sole stockholder of Merger Sub, in accordance with the requirements of the DGCL.

Section 4.19 Real Property. None of Parent or any of its Subsidiaries owns or leases any real property.

Section 4.20 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, including Merger Sub.

Section 4.21 [Intentionally Omitted].

Section 4.22 Sufficient Funds. Parent will have, as of the Effective Time, sufficient funds to fund the Merger Consideration (taking into account cash held by the Company as of the Effective Time). The Investment Adviser will have, as of the Effective Time, sufficient funds to fund the Additional Cash Consideration. Each of Parent and the Investment Adviser hereby acknowledges that its obligation to consummate such applicable transaction is not dependent or conditional upon the receipt of financing (whether debt or equity) from any third party or Affiliate.

Section 4.23 Investigation by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company, its Subsidiaries and its and their respective portfolio companies (collectively, the “Company Parties”) and acknowledges that each of Parent and Merger Sub has been provided access to certain of the properties, premises and records of the Company Parties for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article III or in any certificate delivered hereunder, none of the Company Parties, nor any of their respective Representatives, makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company Parties, nor any of their respective Representatives or any other Person, has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company Parties or (b) any material, documents or information relating to the Company Parties made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential information memorandum or otherwise, in the case of each of clauses (a) and (b), except as expressly and specifically covered by a representation or warranty set forth in Article III or in any certificate delivered hereunder.

Section 4.24 No Arrangements with Management or Stockholders. As of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, between (i) Parent or Merger Sub or any of their Affiliates, on the one hand, and (ii) any member of the Company’s management or the Company Board or any stockholder of the Company, on the other hand, relating to any agreement on the part of any Person referred to in clause (ii) to vote to approve and adopt this Agreement or to vote against any Superior Proposal.

Section 4.25 Share Ownership. To the knowledge of Parent, none of Parent or any of its Subsidiaries owns (beneficially, of record or otherwise) any shares of Company Common Stock.

Section 4.26 Interested Stockholder. None of Parent or any of its Subsidiaries is or within the prior three years has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company.

Section 4.27 Investment Adviser and Administrator. The Investment Adviser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. BC Partners Management LLC (the “Administrator”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Investment Adviser is duly registered with the SEC as an investment adviser under the Investment Advisers Act and is not prohibited by such act or the Investment Company Act from acting as the investment adviser of Parent as contemplated by the Parent SEC Reports. There does not exist any proceeding or any facts or circumstances the existence of which would adversely affect the registration of the Investment Adviser with the SEC or the ability of the Investment Adviser to perform its obligations under the Parent Investment Advisory Agreement. There is no action, suit or proceeding or inquiry or investigation before or brought by any court, governmental agency or body, domestic or foreign, now pending, or, to the knowledge of Parent, threatened in writing, against or affecting either the Investment Adviser or the Administrator, which is required to be disclosed in the Parent SEC Reports or which would reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.28 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Merger Sub is solvent as of the date of this Agreement, and Parent will, after giving effect to all of the transactions contemplated hereby, including the payment of any amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 4.28, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub and, after the Mergers, Parent and its Subsidiaries will exceed their debts, (b) each of Parent and Merger Sub and, after the Mergers, Parent and its Subsidiaries have not incurred debts beyond their ability to pay such debts as such debts mature and (c) each of Parent and Merger Sub and, after the Mergers, Parent and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.28, “debt” means any liability on a claim, and “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.29 Parent Investment Advisory Agreement. The Parent Investment Advisory Agreement has been approved and continued and is in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Parent nor the Investment Adviser is in default under the Parent Investment Advisory Agreement. The Parent Investment Advisory Agreement is a valid and binding obligation of each of Parent and the Investment Adviser, enforceable against each of Parent and the Investment Adviser in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity.

Section 4.30 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned by Parent.

Section 4.31 No Other Representations. Except for the representations and warranties contained in this Article IV or in any certificate delivered hereunder, neither Parent nor any Subsidiary of Parent nor any other Person acting on behalf of Parent or any such Subsidiary makes any representation or warranty, express or implied.

Section 4.32 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) Each of Parent and Merger Sub acknowledges that it and its Representatives: (i) have received access to (A) books and records, facilities, properties, premises, equipment, contracts and other assets of the Company Parties and (B) the electronic data room in connection with the transactions contemplated hereby; (ii) have received and may continue to receive from the Company Parties and their respective Representatives certain estimates, forecasts, projections and other forward-looking information regarding the assets, liabilities, financial condition, operations and prospects, as well as certain forward-looking business plan information, of the Company Parties and their respective businesses and operations (collectively, “Company Forecasts”); and (iii) have had opportunities to meet with the management of the Company Parties and to discuss the Company’s businesses, assets, liabilities, financial condition, operations and business plan information, as well as the Company Forecasts.

(b) Parent and Merger Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make Company Forecasts, with which Parent and Merger Sub are familiar; (ii) the Company makes no representation or warranty whatsoever regarding any Company Forecast; (iii) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all information provided and all Company Forecasts (including the reasonableness of the assumptions underlying such Company Forecasts); and (iv) neither Parent nor Merger Sub shall have any claim against the Company Parties, Garrison Capital Advisers, Garrison Investment Group or any of their respective Representatives with respect to any Company Forecasts.

(c) Parent and Merger Sub further acknowledge and agree that (i) each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company Parties; (ii) in making its determination to proceed with the transactions contemplated hereby, including the Mergers, each of Parent and Merger Sub has relied on the results of its own independent review and analysis; (iii) no Company Forecast is, and no Company Forecast shall be deemed to constitute or be, the subject of any representation or warranty; (iv) no other data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by the Company’s management or otherwise, are or shall be deemed to constitute or be the subject of any representation or warranty, unless (and only to the extent) any such material or information is the subject of an express representation or warranty set forth in Article III or in any certificate delivered under this Agreement; and (v) except for the representations and warranties expressly set forth in Article III or in any certificate delivered under this Agreement, (A) no Person has been authorized by the Company Parties, Garrison Capital Advisers or Garrison Investment Group to make any representation or warranty relating to itself or the Company or any of their respective assets, liabilities, financial condition, operations, prospects, business or business plans, or otherwise in connection with the Mergers, (B) none of the Company Parties, Garrison Capital Advisers or Garrison Investment Group makes, or has made, any representation or warranty relating to itself or its assets, liabilities, financial condition, operations, prospects, business or business plans, or otherwise in connection with the Mergers, and (C) Parent and Merger Sub shall have no claim against the Company Parties, Garrison Capital Advisers or Garrison Investment Group or their respective Representatives in respect of any representation or warranty not expressly set forth in Article III or in any certificate delivered under this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.

(a) During the period from the date of this Agreement through the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 7.1 (the “Interim Period”), except (i) as may be required by Law, (ii) with the prior written consent of Parent (which may be via email from the person named under Section 9.3 to receive notices on behalf of Parent hereunder), which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as expressly contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and use reasonable best efforts to (1) preserve intact its business organization, (2) maintain in effect all material licenses and permits required to carry on its business, (3) maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and (4) preserve its material business relationships; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.

(b) Without limiting the generality of the foregoing, during the Interim Period, except (i) as may be required by Law, (ii) with the prior written consent of Parent (which may be via email from the person named under Section 9.3 to receive notices on behalf of Parent hereunder), which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as expressly required, contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, deliver, sell, dispose of, grant, pledge or otherwise encumber or subject to any Lien, or authorize or propose the issuance, sale, disposition, pledge or other encumbrance of, (A) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, (B) any securities or rights convertible into, exchangeable for, exercisable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, including any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries on a deferred basis or (C) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Mergers;

(iii) redeem, purchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire, or otherwise amend the terms of, any outstanding Company Common Stock or Subsidiary equity interests of non-wholly owned Subsidiaries;

(iv) amend, enter into or terminate any Company Material Contract other than in the ordinary course of business;

(v) make any material change in any of the accounting methods used by the Company unless required by GAAP or applicable Law;

(vi) (A) make or change any material Tax election other than in the ordinary course of business, (B) change any material method of Tax accounting other than in the ordinary course of business or (C) agree to any extension or waiver of the statute of limitations with respect to a material amount of Tax;

(vii) except as contemplated by this Agreement, amend the certificate of incorporation or second amended and restated bylaws of the Company or similar governing documents of any of its Subsidiaries;

(viii) (A) redeem, repurchase, prepay or defease any indebtedness for borrowed money at an amount above the par value thereof, (B) incur or otherwise acquire any indebtedness for borrowed money or (C) guarantee, forgive or otherwise become liable for any indebtedness for borrowed money;

(ix) enter into a new line of business outside of the Company’s investment objective as described in the Company SEC Reports (provided, that the foregoing shall not apply in any way to any portfolio company);

(x) directly or indirectly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify, or not be subject to tax, as a RIC; or

(xi) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 5.2 Interim Operations of Parent.

(a) During the Interim Period, except (i) as may be required by Law, (ii) with the prior written consent of the Company (which may be via email from the person named under Section 9.3 to receive notices on behalf of the Company hereunder), which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as expressly contemplated or permitted by this Agreement or (iv) as set forth in the Parent Disclosure Letter, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and use reasonable best efforts to (1) preserve intact its business organization, (2) maintain in effect all material licenses and permits required to carry on its business, (3) maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and (4) preserve its material business relationships; provided, however, that no action by Parent or any of its Subsidiaries with respect to matters addressed specifically by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.

(b) Without limiting the generality of the foregoing, during the Interim Period, except (i) as may be required by Law, (ii) with the prior written consent of the Company (which may be via email from the person named under Section 9.3 to receive notices on behalf of the Company hereunder), which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as expressly required, contemplated or permitted by this Agreement or (iv) as set forth in the Parent Disclosure Letter, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) except (A) as provided in Parent’s dividend reinvestment plan and (B) for issuances of Parent Common Shares at a price per share at or above Parent’s then current net asset value per Parent Common Share in one or more underwritten offerings for cash, issue, deliver, sell, dispose of, grant, pledge or otherwise encumber or subject to any Lien, or authorize or propose the issuance, sale, disposition, pledge or other encumbrance of (1) any shares of capital stock of any class or any other ownership interest of Parent or any of its Subsidiaries, (2) any securities or rights convertible into, exchangeable for, exercisable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of Parent or any of its Subsidiaries, including any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of Parent or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of Parent or any of its Subsidiaries on a deferred basis or (3) any other securities of Parent or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Parent Common Shares outstanding on the date hereof;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than the Mergers;

(iii) redeem, purchase or otherwise acquire, or propose to redeem, repurchase or otherwise acquire, or otherwise amend the terms of, any outstanding Parent Common Shares or Subsidiary equity interests of non-wholly owned Subsidiaries;

(iv) split, combine, subdivide or reclassify any Parent Common Shares or declare, set aside for payment, authorize, make or pay any dividend (whether in cash, stock or property, or any combination thereof) in respect of any Parent Common Shares or any Subsidiary equity interests, or otherwise make any payments to stockholders in their capacity as such, other than (A) dividends and distributions by a wholly-owned Subsidiary of Parent or regular quarterly dividends and distributions payable by Parent, in each case (1) consistent with past practice and (2) not to exceed $0.08 per share per quarter, and in compliance with Section 5.13 of this Agreement, and (B) a Tax Dividend;

(v) other than in the ordinary course of business, directly or indirectly sell, lease, license or otherwise subject to any Lien or otherwise dispose of, in whole or in part, any of its properties, assets or rights or any interest therein, in each case that are material to Parent and its Subsidiaries, taken as a whole, to any Person other than a wholly owned Subsidiary;

(vi) make any material change in any of the accounting methods used by Parent unless required by GAAP or applicable Law;

(vii) (A) make or change any material Tax election other than in the ordinary course of business, (B) change any material method of Tax accounting other than in the ordinary course of business or (C) agree to any extension or waiver of the statute of limitations with respect to a material amount of Tax;

(viii) except as contemplated by this Agreement, amend the certificate of incorporation or bylaws of Parent or Merger Sub;

(ix) other than in the ordinary course of business, directly or indirectly (A) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or amount of assets thereof, in each case that are material to Parent and its Subsidiaries, taken as a whole, or (B) make any investment in, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of, any other Person, in each case that are material to Parent and its Subsidiaries, taken as a whole (in the case of each of clauses (A) and (B), other than wholly owned Subsidiaries);

(x) enter into a new line of business outside of Parent’s investment objective as described in the Parent SEC Reports (provided, that the foregoing shall not apply in any way to any portfolio company);

(xi) directly or indirectly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause Parent to fail to qualify, or not be subject to tax, as a RIC;

(xii) amend the Parent Investment Advisory Agreement (except for decreases to any fees paid to the Investment Adviser under such agreement); or

(xiii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 5.3 Access to Information.

(a) Upon reasonable notice, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford to Representatives of the other party reasonable access, in a manner not disruptive to the operations of its and its Subsidiaries’ business, during normal business hours and upon reasonable notice throughout the period prior to the earlier of the Effective Time and the termination of this Agreement, to its and its Subsidiaries’ properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning its and its Subsidiaries’ business as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to disclose any information to the other party if such disclosure would, in the reasonable judgment of the Company or Parent, as applicable, (i) cause significant competitive harm to it or its Subsidiaries or portfolio companies if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which it or any of its Subsidiaries or portfolio companies is a party or (iii) jeopardize any attorney-client or other privilege or trade secret protection. If any of the information or material furnished pursuant to this Section 5.3 includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company, Parent or any of their respective Subsidiaries that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and the joint defense doctrine.

(b) The Company and Parent each agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.3 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(c) Each of Parent and the Company hereby agrees that the confidentiality agreement, dated as of November 21, 2019, between the Company and BC Partners Advisors L.P. (the “Confidentiality Agreement”), (i) shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers and other Representatives hereunder and (ii) shall apply mutatis mutandis with respect to information furnished by Parent, its Subsidiaries and Parent’s officers and other Representatives hereunder.

Section 5.4 Tax Matters. The parties to this Agreement intend that the Mergers together will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code, and will not permit any of its respective Subsidiaries, to take any action or fail to take any action that could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.5 Acquisition Proposals.

(a) The Company will not, and will cause its Subsidiaries not to, and will cause the Company’s and its Subsidiaries’ respective officers, directors and other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly and intentionally encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as expressly permitted in this Section 5.5, (A) continue or engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) facilitate, approve, endorse or recommend, or propose publicly to facilitate, approve, endorse or recommend, any Acquisition Proposal, (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.5(b)) or (D) resolve, agree or publicly propose to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to, and shall cause each of its and their respective Representatives to, (1) immediately cease any solicitations of, or discussions or negotiations with, any Person (other than Parent or Merger Sub or any of their respective Representatives) conducted heretofore with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person in connection therewith, (2) request the prompt return or destruction of all confidential information previously furnished to any such Person with respect to any Acquisition Proposal and (3) not terminate, waive, amend, release or modify any provision of any confidentiality or “standstill” agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal; provided, however, that the Company may waive any provision of any confidentiality or “standstill” agreement to the extent, and only to the extent, necessary to permit any Person to submit an Acquisition Proposal on a confidential basis to the Company in a manner that is not reasonably expected to require public disclosure by the Company (but in no event shall the Company be prohibited from making any such public disclosure to the extent required by applicable Law). Notwithstanding anything to the contrary contained in this Section 5.5(a), prior to obtaining the Company Stockholder Approval, the Company may respond to inquiries or Acquisition Proposals from third parties, without having to make the determinations contemplated by the first sentence of Section 5.5(b), solely to inform such Persons of the provisions contained in this Section 5.5 or to request clarification of any ambiguous terms of such Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in the event that the Company receives a written Acquisition Proposal that the Company Board determines in good faith is bona fide and that was unsolicited and did not otherwise result from a breach of this Section 5.5, the Company, the Company Board and the Special Committee may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with its outside counsel and its financial advisor, that (i) such Person has submitted to the Company an Acquisition Proposal that either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (ii) the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL; provided, however, that, (A) prior to providing any information to such Person or its Representatives or potential sources of financing, the Company shall have entered into a confidentiality agreement with such Person with provisions that are no less favorable in all material respects to the Company than the provisions of the Confidentiality Agreement (including any “standstill” agreements contained therein) and that does not restrict the Company from complying with its obligations under this Agreement and (B) the Company shall promptly provide to Parent a non-redacted copy of each such confidentiality agreement and, to the extent not previously provided to Parent, any non-public information regarding the Company and its Subsidiaries that is provided to third parties pursuant to such confidentiality agreements. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations under applicable Law with regard to any Acquisition Proposal or making any disclosure to the Company’s stockholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or making any “stop-look-and-listen” communication or similar communication to stockholders of the Company of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, that any such disclosure (other than any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto) shall be deemed to be a Change in Recommendation (as defined below) unless the Company Board expressly reaffirms the Company Recommendation in such disclosure or within three (3) Business Days after the making of such disclosure.

(c) The Company will promptly (and in any event within 48 hours) notify Parent in writing of the receipt by the Company, any of its Subsidiaries or any of its or their respective Representatives of any Acquisition Proposal, which notice shall include a description of the material terms of and identity of the Person making such Acquisition Proposal and a copy of any written proposal, offer, draft agreement, term sheet or other agreement provided by such Person. The Company will keep Parent reasonably informed on a timely basis of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto, including furnishing copies of any written inquiries, correspondence and draft documentation, and will promptly (and in any event within 36 hours) notify Parent in writing of any determination by the Company Board to begin providing information or to engage in discussions or negotiations concerning any Acquisition Proposal.

(d) Except as expressly provided in Section 5.5(e) or Section 5.5(f), neither the Company Board nor any committee thereof shall (i) withhold or withdraw, or modify or qualify in a manner adverse to Parent, or propose publicly to withhold or withdraw, or modify or qualify in a manner adverse to Parent, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) approve, determine to be advisable or recommend, or propose publicly to approve, determine to be advisable or recommend, any Acquisition Proposal or (iv) resolve, agree or publicly propose to take any such actions (each such action in (i), (ii), (iii) and (iv) above being referred to as a “Change in Recommendation”), and neither the Company Board nor any committee thereof shall approve or recommend, and the Company shall not (and shall cause its Subsidiaries not to) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, in each case constituting or with respect to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), in each case other than a confidentiality agreement contemplated by Section 5.5(b).

(e) Notwithstanding anything to the contrary contained in Section 5.5(d), but subject to Section 5.5(g), if the Company receives an Acquisition Proposal after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 5.5, and the Company Board has determined in good faith, after consultation with its outside counsel and its financial advisor, that (i) the Acquisition Proposal is bona fide and constitutes a Superior Proposal and (ii) the failure to take an SP Action (as defined below) would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL, then at any time prior to receipt of the Company Stockholder Approval, the Company Board may (A) approve, endorse or recommend such Superior Proposal and cause the Company to enter into a binding definitive agreement providing for the consummation of such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 7.1(c)(ii) or (B) effect a Change in Recommendation solely in response to such Superior Proposal (the actions in the foregoing clauses (A) and (B) being “SP Actions”).

(f) Notwithstanding anything to the contrary contained in Section 5.5(d), but subject to Section 5.5(h), at any time prior to receipt of the Company Stockholder Approval, the Company Board may effect a Change in Recommendation solely in response to an Intervening Event (such action being an “IE Action”) if the Company Board has determined in good faith, after consultation with its outside counsel and its financial advisor, that the failure to take such IE Action would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL.

(g) Notwithstanding anything to the contrary contained in this Agreement, including Section 5.5(e), the Company may not take any SP Action unless (i) it notifies Parent in writing of its intention to take such SP Action at least three (3) Business Days prior to taking such SP Action (which notice shall not, by itself, constitute a Change in Recommendation), specifying the underlying facts and the reasons for taking such SP Action and the terms of the Superior Proposal giving rise to such SP Action and identifying the Person making such Superior Proposal, and contemporaneously furnishes a copy of the final negotiated definitive agreement providing for such Superior Proposal and all other relevant transaction documents (provided, that any amendment to the financial terms or any other material terms of such Superior Proposal shall require a new written notice by the Company and a new three (3) Business Day period), (ii) after providing such notice, it shall have negotiated, and shall have caused its Representatives to negotiate, in each case solely at the request of Parent, with Parent and its Representatives in good faith during such three (3) Business Day period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to take such SP Action and (iii) following the end of such three (3) Business Day Period, the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent, that such Superior Proposal continues to be a Superior Proposal.

(h) Notwithstanding anything to the contrary contained in this Agreement, including Section 5.5(f), the Company may not take any IE Action unless (i) it provides Parent reasonably detailed written information describing the applicable Intervening Event as soon as reasonably practicable after the Company Board or any committee thereof has determined that an Intervening Event has occurred, (ii) it keeps Parent reasonably informed of significant developments with respect to such Intervening Event, (iii) it notifies Parent in writing of its intention to take such IE Action at least three (3) Business Days prior to taking such IE Action (which notice shall not, by itself, constitute a Change in Recommendation), specifying the underlying facts and the reasons for taking such IE Action, (iv) after providing such notice, it shall have negotiated, and shall have caused its Representatives to negotiate, in each case solely at the request of Parent, with Parent and its Representatives in good faith during such three (3) Business Day period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to take such IE Action and (v) following the end of such three (3) Business Day Period, the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent, that the failure to take such IE Action would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL.

(i) The Company agrees that any violation of the restrictions set forth in this Section 5.5 by any of the Company’s Subsidiaries or any of its or their respective Representatives shall be deemed to be a breach of this Agreement by the Company.

(j) Section 7 of the Confidentiality Agreement shall terminate and be of no further force or effect upon the receipt by the Company, any of its Subsidiaries or any of its or their respective Representatives of an Acquisition Proposal.

Section 5.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless each current and former director or officer of the Company or any of its Subsidiaries and each Person who served at the Company’s request as a director, officer, member, trustee or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with actions or omissions in their capacities as such occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted by Section 145 of the DGCL and to the fullest extent required by any Contract made available to Parent prior to the date hereof, and, with respect to natural persons who are Indemnified Parties, Parent shall promptly advance expenses as incurred to the fullest extent required by the organizational documents of the Company and its Subsidiaries as in effect on the date hereof or any Contract made available to Parent prior to the date hereof; provided, however, that the Indemnified Party to whom expenses are advanced shall undertake to repay such advanced expenses to the Parent, if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification pursuant to this Section 5.6(a).

(b) The Company shall purchase prior to the Effective Time a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including the policies listed on Section 5.6 of the Company Disclosure Letter) maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided, that in no event shall the Company pay a total premium for such tail policy in excess of 300% of the last annual premium paid by the Company prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary liability insurance (the “Maximum Premium”), it being understood that if such terms and conditions cannot be obtained or can be obtained only by paying a total premium in excess of the Maximum Premium, the Company shall only be required to obtain as much similar insurance as may be obtained for such Maximum Premium. From and after the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and honor all obligations thereunder, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.6.

(d) This Section 5.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub and the Company. Without in any way limiting the foregoing, (i) the provisions of this Section 5.6 shall survive the Second Merger and shall become the sole responsibility of Parent following the Second Merger Effective Time, and (ii) in the event that Parent or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (B) transfers or conveys a majority of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or its successors or assigns, as the case may be, assume the obligations set forth in this Section 5.6.

Section 5.7 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to and agreed by Parent and the Company. Neither the Company nor Parent (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcement; provided that each of the Company and Parent will no longer be required to obtain the prior agreement of or consult with the other in connection with any such press release or public announcement if the Company Board has effected a valid Change in Recommendation under Section 5.5 (including in connection with any press release or public announcement relating to such Change in Recommendation).

Section 5.8 Proxy Statement; N-14; Special Meetings.

(a) The Company shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the effectiveness of the Form N-14 (and in no event later than the 45th day thereafter), solely for the purpose of considering the adoption of this Agreement and the approval of the Mergers (and any such matter contemplated by this Agreement as required by the SEC or any other Governmental Entity to be voted upon separately). The Company shall use its reasonable best efforts (subject to the proviso contained in the last sentence of this Section 5.8(a)) to obtain the Company Stockholder Approval at the Company Special Meeting, including by soliciting proxies from its stockholders in favor of the Company Stockholder Approval. The Company may postpone or adjourn the Company Special Meeting solely (i) with the written consent of Parent, (ii) for the absence of a quorum, (iii) to solicit additional proxies to obtain the Company Stockholder Approval or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company may not postpone or adjourn the Company Special Meeting more than a total of 15 days pursuant to clauses (ii) and (iii), taken together. Notwithstanding the foregoing, the Company shall, at the written request of Parent, adjourn the Company Special Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval; provided, that no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 days. The Company shall permit Parent and its Representatives to attend the Company Special Meeting. In the event that, following the date hereof, the Company Board or any committee thereof makes a Change in Recommendation (whether or not validly effected), unless and until this Agreement is terminated in accordance with its terms, the Company shall nonetheless submit this Agreement to the Company’s stockholders for the purpose of voting on the adoption of this Agreement and the approval of the Mergers, including by (A) calling the Company Special Meeting, (B) delivering notice of the Company Special Meeting to the Company’s stockholders, (C) preparing, printing and mailing the Proxy Statement, (D) soliciting proxies for voting on the adoption of this Agreement and the approval of the Mergers, and (E) voting such proxies in accordance with the instructions of the Company’s stockholders thereon; provided, that following a validly effected Change in Recommendation, the Company need not advocate that the Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the Mergers.

(b) Parent shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of Parent’s stockholders (including any adjournment or postponement thereof, the “Parent Special Meeting”) as soon as practicable following the effectiveness of the Form N-14 (and in no event later than the 45th day thereafter), solely for the purpose of considering the approval of the issuance of Parent Common Shares in connection with the Mergers (and any such matter contemplated by this Agreement as required by the SEC or any other Governmental Entity to be voted upon separately). Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval at the Parent Special Meeting, including by soliciting proxies from its stockholders in favor of the Parent Stockholder Approval. Parent may postpone or adjourn the Parent Special Meeting solely (i) with the written consent of the Company, (ii) for the absence of a quorum, (iii) to solicit additional proxies to obtain the Parent Stockholder Approval or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the board of directors of Parent (after consultation with outside legal counsel), the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that Parent may not postpone or adjourn the Parent Special Meeting more than a total of 15 days pursuant to clauses (ii) and (iii), taken together. Notwithstanding the foregoing, Parent shall, at the written request of the Company, adjourn the Parent Special Meeting to a date specified by the Company for the absence of a quorum or if Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Stockholder Approval; provided, that no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 days. Parent shall permit the Company and its Representatives to attend the Parent Special Meeting.

(c) Parent and the Company shall cooperate to prepare and file with the SEC the Proxy Statement and the Form N-14 and furnish the information required to be provided to the stockholders of Parent and the Company pursuant to the DGCL and any other applicable Laws, in each case, as soon as practicable following the date hereof. Without limiting the foregoing, each of Parent and the Company shall use its reasonable best efforts to file with the SEC the Proxy Statement and the Form N-14 by no later than the 30th day following the date hereof. Each of Parent and the Company shall furnish all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and the Form N-14, and shall use its reasonable best efforts to have the Form N-14 declared effective under the Securities Act, and the Proxy Statement cleared of all comments from the SEC, as promptly as practicable after such filing (including by responding to comments from the SEC). No filing of, or amendment or supplement to, the Form N-14 or the Proxy Statement will be made by either party without providing the other party with a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, any information relating to Parent, the Company or any of their respective Affiliates, directors or officers should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form N-14 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and Parent. Each party shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form N-14 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form N-14 or the Mergers.

(d) The Proxy Statement shall include the Company Recommendation (subject to a valid Change in Recommendation under Section 5.5) and the Parent Recommendation. The Company (subject to a valid Change in Recommendation under Section 5.5) shall publicly reaffirm the Company Recommendation within 48 hours after receipt of a written request to do so by Parent and Parent shall publicly reaffirm the Parent Recommendation within 48 hours after receipt of a written request to do so by the Company. A Change in Recommendation validly effected in accordance with the provisions of Section 5.5 will not, in and of itself, constitute a breach by the Company of this Agreement.

(e) The Company and Parent shall use reasonable best efforts to hold the Company Special Meeting and the Parent Special Meeting on the same date.

Section 5.9 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, authorizations, licenses, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under (A) any applicable federal or state securities Laws, (B) any applicable competition, antitrust or investment Laws and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party reasonably informed of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

(b) Without limiting this Section 5.9, Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition or investment Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing.

Section 5.10 Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition,” “interested person,” “interested stockholder” or other form of anti-takeover statute or regulation shall become applicable to this Agreement or the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary and within its control so that this Agreement and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on this Agreement and the transactions contemplated hereby.

Section 5.11 Listing of Parent Common Shares. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall each take such steps as may be necessary or advisable to cause dispositions of Company equity securities and acquisitions of Parent Common Shares pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Dividends. Each of Parent and the Company shall coordinate with each other in designating the record and payment dates for any dividends or distributions to its respective stockholders, including a Tax Dividend, declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur.

Section 5.14 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform promptly its obligations under this Agreement, (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness, other than as expressly contemplated by this Agreement.

Section 5.15 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.16 Parent Board of Directors. Parent shall, subject to complying with its nominating committee procedures, take all actions that are required to cause up to two members of the Company Board who are not “interested persons” (as that term is defined in the Investment Company Act), as mutually agreed between the Company and Parent, to be appointed as directors of Parent effective as of the Effective Time.

Section 5.17 Stockholder Litigation. The Parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Action by the Company’s stockholders or Parent’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the transactions contemplated hereby. Each of Parent and the Company shall provide the other party with prompt written notice of any such Action brought by its stockholders, shall keep the other party reasonably informed of any material developments in connection therewith, and shall not settle any such Action without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

Section 5.18 Second Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, immediately after the consummation of the Merger, Surviving Company and Parent shall consummate the Second Merger.

Section 5.19 Additional Cash Consideration. In connection with the transactions contemplated hereby, as additional consideration to the holders of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), the Investment Adviser shall pay or cause to be paid, in a manner comparable to the provisions set forth in Section 2.3, to such holders an aggregate amount in cash equal to $5,000,000 (the “Additional Cash Consideration”).

Section 5.20 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Mergers or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the parties or the transactions contemplated hereby, and (b) any claims, investigations or Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Mergers or the transactions contemplated hereby. Subject to applicable Law, the Company shall use reasonable best efforts to give prompt written notice to Parent, and Parent shall use reasonable best efforts to give prompt written notice to the Company, of any fact, circumstance or development of which the Company or Parent (as applicable) becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article VI becoming incapable of being satisfied by the Outside Date.

Section 5.21 Company-Specific Restrictions on Acquisitions, Dispositions and Dividends During the Interim Period.

(a) During the Interim Period, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (1) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or amount of assets thereof or (2) make any equity, debt or other investment in, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of, any other Person (in the case of each of clauses (1) and (2), other than wholly owned Subsidiaries) (the foregoing, “Acquisitions”). Notwithstanding the foregoing, the Company and its Subsidiaries may make the following Acquisitions:

(i) Acquisitions of new Level 3 assets issued by existing portfolio companies with a value, individually or in the aggregate, equal to less than 5% of the Company’s net asset value as of March 31, 2020;

(ii) Acquisitions of Level 2 assets with four or more quotes on Bloomberg from different market makers or rated BB- or higher, in each case at a purchase price not to exceed par value and not lower than 92% of par value;

(iii) Acquisitions of U.S. treasury securities or similar cash-equivalent assets; and

(iv) Acquisitions of on-balance sheet collateralized loan obligations, in each case at a purchase price not to exceed par value.

For purposes of this Agreement, the terms “Level 1” and “Level 2” are as defined in Financial Accounting Standards Board Accounting Standards Codification Topic 820 ‘Fair Value Measurements and Disclosures.

(b) During the Interim Period, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly sell, lease, license or otherwise subject to any Lien or otherwise dispose of, in whole or in part, any of its properties, assets or rights or any interest therein to any Person other than a wholly owned Subsidiary (the foregoing, “Dispositions”). Notwithstanding the foregoing, the Company and its Subsidiaries may make Dispositions so long as the sale price for the asset being disposed of is not less than the greater of (i) the value ascribed to such asset in the Company’s Form 10-Q for the quarter ended March 31, 2020 and (ii) the value ascribed to such asset in the Company’s Form 10-Q for the most recently completed quarter (if not the quarter ended March 31, 2020).

(c) During the Interim Period, the Company shall not, and shall not permit any of its Subsidiaries to, split, combine, subdivide or reclassify any Company Common Stock, or declare, set aside for payment, authorize, make or pay any dividend (whether in cash, stock or property, or any combination thereof) in respect of any Company Common Stock or any Subsidiary equity interests, or otherwise make any payments to stockholders in their capacity as such, other than (A) dividends and distributions by a wholly owned Subsidiary of the Company, (B) a Tax Dividend and (C) as set forth in the next sentence. In compliance with Section 5.13, the Company may pay a quarterly cash dividend equal to 95% of its estimated net investment income for such quarter. Prior to declaring any such dividend, the Company shall provide Parent with its good faith calculation of estimated net investment income for such quarter, and Parent shall have a reasonable opportunity to review and comment thereon.

(d) Should the Company wish to take any action in deviation of the restrictions set forth in this Section 5.21, the Company may request Parent’s prior written consent to do so (such consent not to be unreasonably withheld, conditioned or delayed). In the event of a conflict between this Section 5.21 and any provision of this Agreement (including any provision in Section 5.1), this Section 5.21 shall prevail.

Section 5.22 CLO Matters.

(a) During the Interim Period, the Company shall, and shall cause each of its Affiliates to, use reasonable best efforts to promptly take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable to achieve the prompt satisfaction of each of the CLO Conditions (without giving effect to the proviso contained in Section 6.2(g)), including by (i) drafting all proposed assignments, notices, revisions to the Indenture, CMA and Sub-CMA and other required instruments, (ii) sending all required notices to third parties, (iii) seeking all required consents of third parties, (iv) providing its consent in each case where it is required, (v) delivering any required certifications or opinions and (vi) executing all other required instruments. For purposes of this Section 5.22, the Company’s Affiliates will be deemed to include each of Funding LLC, Funding Ltd, Garrison Capital Advisors, Garrison Investment Group and their respective Affiliates.

(b) The Company shall, and shall cause each of its Affiliates to, involve Parent, its Affiliates and its and their respective Representatives in connection with the actions contemplated by subsection (a), including by (i) keeping them reasonably informed of key developments and (ii) providing them with advance copies of all drafts of, and a reasonable opportunity to review, comment on and approve, all material documents and communications.

(c) Without limiting subsection (b), (i) Parent will be entitled to designate the Proposed Replacements in connection with satisfaction of the KP Condition and (ii) Parent will have a reasonable opportunity review, comment on and approve proposed revisions reflecting the assignments contemplated by the CLO Conditions to the Indenture, CMA and Sub-CMA, in each case prior to such revisions being distributed to third parties.

(d) Parent shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with the Company and its Affiliates in connection with the actions contemplated by subsection (a).

(e) In connection with the actions contemplated by this Section 5.22, the Company and Parent shall enter into an agreement, effective as of the Closing, by which Parent expressly assumes the Company’s obligations under the CMA and the other Transaction Documents (as defined in the Indenture).

(f) Certain definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(i) “CMA” means that certain Collateral Management Agreement, dated as of September 29, 2016, by and between Funding Ltd and the Company, as amended by that certain First Amendment to the Collateral Management Agreement, dated as of October 18, 2018, by and between Funding Ltd and the Company.

(ii) “Collateral Manager” means the Company or any successor Collateral Manager under the CMA.

(iii) “Controlling Class” has the meaning given to such term in the Indenture.

(iv) “Funding LLC” means Garrison Funding 2018-2 LLC, a Delaware limited liability company.

(v) “Funding Ltd” means Garrison Funding 2018-2 Ltd., an exempted company incorporated with limited liability in the Cayman Islands.

(vi) “Global Rating Agency Condition” has the meaning given to such term in the Indenture.

(vii) “Indenture” means that certain Indenture, dated as of September 29, 2016, by and among Funding Ltd, Funding LLC and Deutsche Bank Trust Company Americas (the “CLO Trustee”), as supplemented and amended by that certain First Supplemental Indenture, dated as of October 18, 2018, by and among Funding Ltd, Funding LLC and the CLO Trustee.

(viii) “Key Persons” has the meaning given to such term in the Indenture.

(ix) “Majority” has the meaning given to such term in the Indenture.

(x) “Proposed Replacements” has the meaning given to such term in the Indenture.

(xi) “Subordinated Notes” has the meaning given to such term in the Indenture.

(xii) “Sub-CMA” means that certain Sub-Collateral Management Agreement, dated as of September 29, 2016, by and between the Company and Garrison Capital Advisers.

(xiii) “Sub-Collateral Manager” means Garrison Capital Advisers or any successor Sub-Collateral Manager under the Sub-CMA.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Mergers are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case then in effect, enjoining or otherwise prohibiting the consummation of the Mergers;

(c) the Parent Common Shares to be issued in connection with the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance; and

(d) the Form N-14 shall have become effective under the Securities Act and shall not be the subject of any stop order or Action seeking a stop order.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Mergers are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

(a) (i) the representations and warranties of the Company set forth in Sections 3.1 (excluding Section 3.1(d)), 3.2, 3.3(b) (but only clause (i) thereof), 3.4, 3.18 and 3.20 shall be true and accurate in all respects (except for any de minimis inaccuracies) both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be so true and accurate as of such date or with respect to such period), (ii) the representations and warranties of the Company set forth in Section 3.6(b) shall be true and accurate in all respects both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be so true and accurate as of such date or with respect to such period) and (iii) all other representations and warranties of the Company set forth in Article III shall be true and accurate in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be so true and accurate as of such date or with respect to such period) except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(d) Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(e) the Administration Agreement and the Investment Advisory Agreement shall have been terminated;

(f) Parent shall have received the written opinion of Simpson Thacher and Bartlett LLP, or another nationally recognized Tax counsel reasonably satisfactory to the Company (which may include outside counsel to the Company), dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(f), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of the Company and Parent;

(g) the Company shall have provided evidence satisfactory to Parent that each of the CLO Conditions (as defined in Section 6.2(g) of the Company Disclosure Letter) has been satisfied; provided, that if the Closing has not occurred prior to November 23, 2020, each of the CLO Conditions will be deemed satisfied upon the occurrence of a Payoff Event. For purposes of this Agreement, “Payoff Event” means the redemption in whole of the Notes outstanding under the Indenture, in compliance with Sections 9.2 and 9.4 of the Indenture, on or after November 23, 2020;

(h) the Company shall have provided evidence satisfactory to Parent that the LLCA Condition (as defined in Section 6.2(h) of the Company Disclosure Letter) has been satisfied;

(i) the Company shall have provided evidence satisfactory to Parent that the SBA Condition (as defined in Section 6.2(i) of the Company Disclosure Letter) has been satisfied; and

(j) the Company shall have provided evidence satisfactory to Parent that each of the Company and its Subsidiaries has filed or caused to be filed all Tax Returns required to be filed by it with respect to the taxable year ending December 31, 2019.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Sections 4.1 (excluding Section 4.1(d)), 4.2, 4.3(b) (but only clause (i) thereof), 4.4, 4.18 and 4.20 shall be true and accurate in all respects (except for de minimis inaccuracies) both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.6(b) shall be true and accurate in all respects both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be so true and accurate as of such date or with respect to such period) and (iii) all other representations and warranties of Parent, Merger Sub and the Investment Adviser set forth in Article IV shall be true and accurate in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period) except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent, Merger Sub and the Investment Adviser shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent, Merger Sub or the Investment Adviser, as the case may be, at or prior to the Closing;

(c) since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect;

(d) the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied; and

(e) The Company shall have received the written opinion of Proskauer Rose LLP, or another nationally recognized Tax counsel reasonably satisfactory to Parent (which may include outside counsel to Parent), dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(e), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of the Company and Parent.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Mergers and the other transactions contemplated by this Agreement, as required by and subject to Section 5.11.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after obtaining the Parent Stockholder Approval or before or (except as set forth below) after obtaining the Company Stockholder Approval:

(a) by the mutual written agreement of the Company and Parent.

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to March 24, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to perform or comply with the covenants and agreements of such party set forth in this Agreement has been the proximate cause of the failure of the Merger to occur on or prior to such date;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or the Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise permanently prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or other action in accordance with Section 5.11;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the Company Stockholder Approval was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(b)(iii) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Stockholder Approval at the Company Special Meeting or at any adjournment or postponement thereof; or

(iv) if the Parent Stockholder Approval shall not have been obtained at the Parent Special Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the Parent Stockholder Approval was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(b)(iv) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Parent Stockholder Approval at the Parent Special Meeting or at any adjournment or postponement thereof.

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would give rise to the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) (assuming that the date of such determination is the Closing Date) and (B) cannot be or has not been cured (so as to eliminate the basis for such failure to satisfy the relevant conditions set forth in Section 6.3(a) or Section 6.3(b)) within twenty (20) days after the giving of written notice to Parent (or, if less than twenty (20) days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 7.1(c)(i) shall not be available to the Company if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement so as to cause any of the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied were the Closing then to occur; or

(ii) prior to obtaining the Company Stockholder Approval, and subject to the terms and conditions of Section 5.5(e), in order to simultaneously enter into a binding definitive agreement providing for the consummation of a Superior Proposal; provided, that the Company shall not have the right to so terminate (A) if the Company has breached any provision of Section 5.5 in any material respect and (B) unless the Company simultaneously pays Parent the Company Fee as provided in Section 7.2(b).

(d) By Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would give rise to the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) (assuming that the date of such determination is the Closing Date) and (B) cannot be or has not been cured (so as to eliminate the basis for such failure to satisfy the relevant conditions set forth in Section 6.2(a) or Section 6.2(b)) within twenty (20) days after the giving of written notice to Parent (or, if less than twenty (20) days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 7.1(d)(i) shall not be available to Parent if any of it, Merger Sub or the Investment Adviser is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement so as to cause any of the conditions set forth in Sections 6.3(a) or 6.3(b) not to be satisfied were the Closing then to occur; or

(ii) if prior to receipt of the Company Stockholder Approval, (A) the Company Board or any committee thereof shall have effected (whether or not validly) a Change in Recommendation, (B) the Company fails to publicly reaffirm the Company Recommendation within five Business Days after receipt of a written request therefor by Parent, (C) the Company materially breaches Section 5.5 and such breach remains uncured for five Business Days following written notice thereof by Parent to the Company, (D) the Company fails to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten Business Days after the commencement thereof or (E) the Company or the Company Board or any committee thereof publicly announces an intention to effect any of the foregoing; provided, that Parent may not effect a termination under this clause (ii) at any time following a vote being taken on the Company Stockholder Approval at the Company Special Meeting duly convened therefor or at any adjournment or postponement thereof.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 7.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall terminate and become void and have no further force or effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Parties; provided, that (i) Section 5.3(c), this Section 7.2, Article VIII and Article IX shall survive the termination of this Agreement, (ii) the Confidentiality Agreement shall survive any such termination in accordance with its terms and (iii) nothing contained in this Section 7.2 (including subsection (g)) shall relieve Parent, Merger Sub or the Company from liability for Fraud or any Knowing and Intentional Breach of this Agreement. Subject to the limitations set forth herein (including those contained in the immediately preceding clause (iii) and in Section 9.2), in any lawsuit for damages by the Company against Parent arising out of this Agreement, the parties expressly agree that the Company’s damages shall not be limited by the fact that the Merger Consideration and the Additional Cash Consideration are payable to stockholders of the Company rather than to the Company itself, and such damages may include the total amount that would have been recoverable by the Company’s shareholders if all such shareholders brought an action against Parent and were recognized as third-party beneficiaries hereunder.

(b) If this Agreement is terminated:

(i) by the Company pursuant to Section 7.1(c)(ii);

(ii) by Parent pursuant to Section 7.1(d)(ii); or

(iii) by either Parent or the Company pursuant to Section 7.1(b)(iii), (A) there has been publicly disclosed for the first time after the date of this Agreement and prior to the time of the Company Special Meeting an Acquisition Proposal which is not withdrawn prior to the time of the Company Special Meeting and (B) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal that is later consummated (regardless of whether or not such consummation happens prior to or following the end of such twelve (12) month period), then, in any such case, the Company shall pay to Parent a termination fee of $2,375,448 in cash (the “Company Fee”), less the amount of any Parent Expenses (if any) previously paid to Parent pursuant to Section 7.2(c), simultaneously with any termination pursuant to Section 7.1(c)(ii), simultaneously with the consummation of any Acquisition Proposal contemplated by Section 7.2(b)(iii), and within five (5) Business Days after any termination by Parent pursuant to Section 7.1(d)(ii); provided, that, solely for the purposes of Section 7.2(b)(iii)(B), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 8.1, except that all references in such definition to 20% shall be changed to 50%.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii) under circumstances in which the Company Fee is not then payable to Parent pursuant to Section 7.2(b), then the Company shall reimburse Parent and its Affiliates for all of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by or on behalf of Parent or Merger Sub in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, up to a maximum reimbursement payment of $550,000 (the “Parent Expenses”). Any payments required to be made under this Section 7.2(c) shall be made within five (5) Business Days after the Company’s having been notified in writing of the amounts thereof by Parent.

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iv), then Parent shall reimburse the Company and its Affiliates for all of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by or on behalf of the Company in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, up to a maximum reimbursement payment of $550,000 (the “Company Expenses”). Any payments required to be made under this Section 7.2(d) shall be made within five (5) Business Days after Parent’s having been notified in writing of the amounts thereof by the Company.

(e) All payments contemplated by this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the applicable party. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that (i) in no event shall the Company be required to pay the Company Fee on more than one occasion; and (ii) in the event this Agreement may be terminated under Section 7.1(b)(iii) and Section 7.1(b)(iv), (A) the Company will not be obligated to pay the Parent Expenses and (B) Parent will not be obligated to pay the Company Expenses.

(f) The Company and Parent acknowledge that (i) the Company Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, in the circumstances in which such amount is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision; (ii) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated hereby; and (iii) without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the other for the payment of any amount set forth in this Section 7.2, the Company or Parent, as applicable, shall pay the other’s costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(g) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.11, except in cases involving Fraud or Knowing and Intentional Breach of this Agreement, Parent and Merger Sub acknowledge and agree that the Company Fee or the Parent Expenses (as applicable) shall, in circumstances in which the Company Fee or the Parent Expenses (as applicable) are payable, be the sole and exclusive remedy for money damages of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, members, managers, directors, officers, stockholders, Representatives, agents or advisors (collectively, the “Company Covered Persons”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Fee or the Parent Expenses (as applicable) (plus any amounts due under Section 7.2(f)), none of the Company or any Company Covered Persons, as the case may be, shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.11, except in cases of Fraud or Knowing and Intentional Breach of this Agreement, the Company acknowledges and agrees that the Company Expenses shall, in circumstances in which the Company Expenses are payable, be the sole and exclusive remedy for money damages of the Company against Parent, its Subsidiaries (including Merger Sub) and any of their respective former, current or future general or limited partners, members, managers, directors, officers, stockholders, Representatives, agents or advisors (collectively, the “Parent Covered Persons”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Expenses (plus any amounts due under Section 7.2(f)), none of Parent, Merger Sub or any Parent Covered Persons, as the case may be, shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE VIII

DEFINITIONS AND TERMS

Section 8.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons other than Parent, Merger Sub or any Affiliate thereof relating to, in one transaction or a series of related transactions, (i) any direct or indirect acquisition or purchase of securities of the Company (or any of its Subsidiaries or any resulting parent company of the Company) representing 20% or more of the outstanding shares of any class of capital stock, or other equity or voting interests, of the Company (or any such Subsidiary or resulting parent company of the Company), (ii) any tender offer, self-tender, exchange offer, merger, reorganization, consolidation, share exchange, liquidation, dissolution, joint venture or other business combination that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding shares of any class of capital stock, or other equity or voting interests, of the Company (or any such Subsidiary or resulting parent company of the Company), or (iii) any direct or indirect acquisition or purchase of assets or businesses (including any mortgage, pledge or similar disposition thereof) that constitute 20% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, as of the date of such inquiry, offer or proposal, or that generated 20% or more of the net revenue or net income of the Company and its Subsidiaries, taken as a whole, for the 12-month period ending on the last day of the Company’s then most recently completed fiscal quarter.

“Acquisitions” means any has the meaning set forth in Section 3.21(a).

“Action” has the meaning set forth in Section 3.13.

“Additional Cash Consideration” has the meaning set forth in Section 5.19.

“Administration Agreement” means the Administration Agreement dated as of October 9, 2012, by and between the Company and Garrison Capital Administrator LLC.

“Administrator” has the meaning set forth in Section 4.30.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person.

“Aggregate Cash Consideration” means an amount equal to $19,100,000.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.5(d).

“BDC” means a “business development company” as defined in Section 2(a)(48) of the Investment Company Act.

“Book-Entry Shares” means shares of Company Common Stock held in the Direct Registration System.

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(c).

“Certificates” has the meaning set forth in Section 2.3(a).

“Certificate of First Merger” has the meaning set forth in Section 1.2(a).

“Certificate of Second Merger” has the meaning set forth in Section 1.2(b).

“Change in Recommendation” has the meaning set forth in Section 5.5(d).

“Chosen Court” has the meaning set forth in Section 9.7.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in Section 2.1(c).

“Company Covered Persons” has the meaning set forth in Section 7.2(g).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Expenses” has the meaning set forth in Section 7.2(c).

“Company Fee” has the meaning set forth in Section 7.2(b).

“Company Material Adverse Effect” means any change, fact, circumstance, event, occurrence or effect (each, an “Effect”) that (A) would have, or would reasonably be expected to have, a material adverse effect on the businesses, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) would, or would reasonably be expected to, materially impair, materially delay or prevent the Company from timely performing its obligations hereunder or consummating the transactions contemplated hereby; provided, however, that for purposes of the foregoing clause (A) only, no Effect resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) changes after the date hereof generally affecting any or all of the industries or markets in which the Company and its Subsidiaries and portfolio companies operate, (ii) changes after the date hereof in general political, economic or business conditions, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, COVID-19 or any other pandemic (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (iii) changes after the date hereof in general securities or financial market conditions, including changes in interest rates or currency exchange rates, (iv) changes after the date hereof in any Laws, rules, regulations, GAAP or other accounting standards, or authoritative interpretations thereof, (v) the negotiation, execution or performance of this Agreement, the entry into or announcement of this Agreement or the proposed sale of the Company or the pendency or consummation of the transactions contemplated hereby, or any changes or actions resulting from any of the foregoing, including the identity of Parent or any of its Affiliates as the acquiror of the Company (provided, that when “Company Material Adverse Effect” is used in relation to the representations and warranties of the Company in Section 3.3, this clause (v) shall be disregarded), (vi) any action taken by the Company or any of its Subsidiaries that is required by Law or this Agreement, is expressly consented to in writing by Parent, or is taken at the written request of Parent or Merger Sub, (vii) the initiation after the date hereof of any litigation relating to this Agreement or the transactions contemplated hereby, (viii) any failure by the Company or its Subsidiaries or portfolio companies to meet analysts’ or internal earnings estimates or financial projections or forecasts or any change in the price or trading volume of the Company Common Stock (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect shall be taken into account in determining whether there has been a Company Material Adverse Effect) or (ix) Parent’s breach of its obligation to provide consent as and when required under Section 5.1 or Section 5.21; provided, that the Effects in clauses (i) through (iv) above shall be taken into account in determining whether there has been a Company Material Adverse Effect to the extent (but only to the extent) that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected as compared with other participants in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.10(b).

“Company Per Share NAV” means the quotient of (i) the difference of (A) the Closing Company Net Asset Value minus (B) the Aggregate Cash Consideration divided by (ii) the number of shares of Company Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares).

“Company Recommendation” has the meaning set forth in Section 3.19.

“Company SEC Reports” has the meaning set forth in Section 3.5(b).

“Company Special Meeting” has the meaning set forth in Section 5.8(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.2.

“Confidentiality Agreement” has the meaning set forth in Section 5.3(c).

“Contract” means any agreement, contract, subcontract, lease, sublease, investment advisory agreement, administration agreement, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“Determination Date” has the meaning set forth in Section 2.6(a).

“DGCL” has the meaning set forth in Section 1.1.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Dissenting Shares” has the meaning set forth in Section 2.4.

“Effective Time” has the meaning set forth in Section 1.2.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means a nationally recognized financial institution designated by Parent prior to the Effective Time and reasonably acceptable to the Company.

“Exchange Fund” has the meaning set forth in Section 2.2.

“Exchange Ratio” means the quotient (rounded to four decimal places) of (i) the Company Per Share NAV divided by (ii) the Parent Per Share NAV.

“Form N-14” has the meaning set forth in Section 3.3.

“Fraud” means, with respect to a Person, an intentional and willful misrepresentation by such Person of a representation or warranty set forth in this Agreement, or in any certificate delivered hereunder by such Person, which misrepresentation constitutes actual common law fraud (and not just constructive fraud or negligent misrepresentation) with the specific intent to induce another party to rely upon such representation or warranty.

“GAAP” has the meaning set forth in Section 3.7(a).

“Garrison Capital Advisers” means Garrison Capital Advisers LLC, a Delaware limited liability company.

“Garrison Investment Group” means Garrison Investment Group LP, a Delaware limited partnership.

“Governmental Entity” has the meaning set forth in Section 3.3.

“HSR Act” means the Hart Scott-Rodino Act of 1976.

“Indemnified Party” has the meaning set forth in Section 5.6(a).

“Insured Parties” has the meaning set forth in Section 5.6(b).

“Intellectual Property” means all (i) copyright registrations and applications; (ii) patents and patent applications; (iii) trademarks, service marks, trade names and other similar designations of source or origin and registrations and applications for any of the foregoing; (iv) trade secrets, know-how, and other similar proprietary rights; (v) internet domain names; and (vi) other similar intangible assets.

“Intervening Event” means any event, change or development first occurring or arising after the date hereof that (i) is material to the Company and its consolidated Subsidiaries, taken as whole, (ii) was not known to, and was not reasonably foreseeable by, all of the members of the Company Board at or prior to the date hereof, and (iii) becomes known to the Company Board after the date hereof and prior to receipt of the Company Stockholder Approval; provided, however, that none of the following events, changes or developments shall constitute or form part of an Intervening Event: (a) the receipt, existence, or terms of any Acquisition Proposal or Superior Proposal or any matter relating thereto or consequence thereof; (b) any action taken by the Company or any of its Subsidiaries that is required by Law or this Agreement; and (c) the matters described in clauses (i) through (viii) of the definition of “Parent Material Adverse Effect”, except in each case to the extent such matters may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Investment Adviser” has the meaning set forth in the Preamble.

“Investment Adviser Permits” has the meaning set forth in Section 4.9(b).

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Agreement” means the Sixth Amended and Restated Investment Advisory Agreement dated as of May 6, 2019, by and between the Company and Garrison Capital Advisers.

“Investment Company Act” means the Investment Company Act of 1940.

“Knowing and Intentional Breach” means any breach of this Agreement where the action or non-action constituting or giving rise to such breach was intentionally undertaken by the party taking such action, with actual knowledge that such action or non-action would or would reasonably be expected to constitute or give rise to a breach of this Agreement.

“knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the people set forth in Section 8.1(a) of the Company Disclosure Letter.

“knowledge of Parent” means the actual knowledge, after reasonable inquiry, of the people set forth in Section 8.1(a) of the Parent Disclosure Letter.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, community property interest or restriction of any nature.

“Maximum Premium” has the meaning set forth in Section 5.6(b).

“Merger” has the meaning set forth in Section 1.1.

“Mergers” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(d).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the Nasdaq Global Select Market.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Shares” means the common stock, par value $0.01 per share, of Parent.

“Parent Covered Persons” has the meaning set forth in Section 7.2(g).

“Parent Disclosure Letter” means the Disclosure Letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Expenses” has the meaning set forth in Section 7.2(d).

“Parent Investment Advisory Agreement” means the agreement entered into by the Investment Adviser with Parent for the purpose of providing investment advisory or investment management services.

“Parent Material Adverse Effect” means any Effect that (A) would have, or would reasonably be expected to have, a material adverse effect on the businesses, condition (financial or otherwise), properties, liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) would, or would reasonably be expected to, materially impair, materially delay or prevent Parent, Merger Sub or the Investment Adviser from timely performing its obligations hereunder or consummating the transactions contemplated hereby; provided, however, that for purposes of the foregoing clause (A) only, no Effect resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (i) changes after the date hereof generally affecting any or all of the industries or markets in which Parent and its Subsidiaries and portfolio companies operate, (ii) changes after the date hereof in general political, economic or business conditions, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, COVID-19 or any other pandemic (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (iii) changes after the date hereof in general securities or financial market conditions, including changes in interest rates or currency exchange rates, (iv) changes after the date hereof in any Laws, rules, regulations, GAAP or other accounting standards, or authoritative interpretations thereof, (v) the negotiation, execution or performance of this Agreement, the entry into or announcement of this Agreement or the proposed sale of the Company or the pendency or consummation of the transactions contemplated hereby, or any changes or actions resulting from any of the foregoing, including the identity of the Company or any of its Affiliates as acquisition targets of Parent (provided, that when “Parent Material Adverse Effect” is used in relation to the representations and warranties of Parent, Merger Sub and the Investment Adviser in Section 4.3, this clause (v) shall be disregarded), (vi) any action taken by Parent or any of its Subsidiaries or the Investment Adviser that is required by Law or this Agreement, is expressly consented to in writing by the Company, or is taken at the written request of the Company, (vii) the initiation after the date hereof of any litigation relating to this Agreement or the transactions contemplated hereby, (viii) any failure by Parent or its Subsidiaries or portfolio companies to meet analysts’ or internal earnings estimates or financial projections or forecasts or any change in the price or trading volume of Parent Common Shares (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect shall be taken into account in determining whether there has been a Parent Material Adverse Effect) or (ix) the Company’s breach of its obligation to provide consent as and when required under Section 5.2; provided, that the Effects in clauses (i) through (iv) above shall be taken into account in determining whether there has been a Parent Material Adverse Effect to the extent (but only to the extent) that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected as compared with other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Material Contract” has the meaning set forth in Section 4.10(b).

“Parent Per Share NAV” means the quotient of (i) the Closing Parent Net Asset Value divided by (ii) the number of Parent Common Shares issued and outstanding as of the Determination Date.

“Parent Recommendation” has the meaning set forth in Section 4.18.

“Parent SEC Reports” has the meaning set forth in Section 4.5(b).

“Parent Special Meeting” has the meaning set forth in Section 5.8(b).

“Parent Stockholder Approval” has the meaning set forth in Section 4.3.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proxy Statement” has the meaning set forth in Section 3.3.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective, officers, directors, managers, partners, employees, agents, financial advisors, counsel, investment bankers, accountants and other authorized representatives.

“Regulatory Documents” means, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable federal or state securities Laws or the applicable rules and regulations of any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“RIC” has the meaning set forth in Section 3.15(j).

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Effective Time” has the meaning set forth in Section 1.6(iii).

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP.

“Superior Proposal” means any bona fide, unsolicited, written and binding Acquisition Proposal that is fully financed or has fully committed financing, received after the date hereof, that the Company Board determines in good faith, after consultation with its outside legal and financial advisors, taking into account all legal, financial, regulatory and other aspects of, and the identity of, the Person or group of Persons making the Acquisition Proposal, to be reasonably likely to be consummated in accordance with its terms on a timely basis and to be more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.5(g) or otherwise); provided that for purposes of this definition references to 20% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.

“Tax Return” means any report, return, form, information statement, declaration or filing required or permitted to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, and any amendments thereof or attachments thereto including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to the Company’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

Section 8.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All references to “dollars” or “$” refer to lawful currency of the United States. Unless specifically provided otherwise, all references to “ordinary course of business” shall mean “ordinary course of business consistent with past practice in all material respects”.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa; words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available by the Company or the Company’s Representatives to Parent or Parent’s Representatives, or by Parent or Parent’s Representatives to the Company or the Company’s Representatives, respectively (including any information contained in the data room) prior to the date hereof.

(e) References to any Contract, instrument or Law are to that Contract, instrument or Law as amended from time to time, and, in the case of any Law, to the rules, regulations and official guidance promulgated thereunder, in effect as of the date of this Agreement.

(f) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the respective stockholders of the Company or Parent contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by (i) the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders and (ii) the stockholders of Parent, no such amendment, modification or supplement shall increase or change the Merger Consideration or adversely affect the rights of Parent’s stockholders hereunder without the approval of such stockholders.

Section 9.2 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement; provided, that the foregoing shall not in any way limit (i) a party’s liability for its pre-termination Fraud or Knowing and Intentional Breach of this Agreement or (ii) any covenant or agreement contained in this Agreement to the extent that such covenant or agreement, by its terms, is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by email (with confirmation of transmission) or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent, the Investment Adviser or Merger Sub, to:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd Floor

New York, New York 10022

Email: ted.goldthorpe@bcpartners.com; patrick.schafer@bcpartners.com

Attention: Edward Goldthorpe; Patrick Schafer

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street NW

Washington, DC 20001

Telephone: (202) 636-5500

Email: rajib.chanda@stblaw.com; jonathan.corsico@stblaw.com

Attention: Rajib Chanda; Jonathan L. Corsico

(b) if to the Company, to:

Garrison Capital Inc.

1290 Avenue of the Americas

Suite 914

New York, New York 10014

Email: jtansey@garrisoninv.com, dhahn@garrisoninv.com

Attention: Joe Tansey, Dan Hahn

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Telephone: 212-969-3000

Email: WTuttle@proskauer.com, DGanitsky@proskauer.com

Attention: William J. Tuttle, Daniel Ganitsky

Eversheds Sutherland (US) LLP

700 Sixth St. NW Suite 700

Washington, DC 20001

Telephone: 202-383-0100

Email: CynthiaKrus@eversheds-sutherland.us

Attention: Cynthia M. Krus

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this section; provided that (i) any notice received by email (with confirmation of transmission) or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day and (ii) a party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or electronic mail address of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto, together with the other instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Article II (which, from and after the Effective Time, shall be for the benefit of the former holders of the Company Common Stock, solely to the extent of such holders’ entitlement to the Merger Consideration and Additional Cash Consideration as and to the extent provided in Article II) and Section 5.6, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Indemnified Parties and the Insured Parties shall have the right to seek specific performance and pursue monetary damages in the event of Parent’s breach of Section 5.6. The representations and warranties set forth in Articles III and IV and the covenants and agreements set forth in Article V have been made solely for the benefit of the parties to this Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified in certain instances by references to the Company Disclosure Letter or the Parent Disclosure Letter, which contain certain disclosures not reflected in the text of this Agreement; and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by the stockholders of, or other investors in, the Company or Parent.

Section 9.5 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed for the purposes of any sections of this Agreement to which such section relates and any other sections of this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections of this Agreement. The inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein.

Section 9.7 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (each, a “Chosen Court”) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Action in any such Chosen Court or that any such Action brought in any such Chosen Court has been brought in an inconvenient forum (d) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Chosen Court and (e) agrees that each of the other parties shall have the right to bring any Action or proceeding for enforcement of a judgment entered by Chosen Court in any other court or jurisdiction.

Section 9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.8.

Section 9.9 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.7 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.11 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages to the extent permitted under this Agreement and subject at all times to the limitations set forth in Section 7.2(g)) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach, in each case, without proof of actual damages. In circumstances where Parent and the Merger Sub are obligated to consummate the Mergers and the Mergers have not been consummated, Parent and the Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages to the extent permitted under this Agreement and subject at all times to the limitations set forth in Section 7.2(g)) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Mergers. In circumstances where the Company is obligated to consummate the Mergers and the Mergers have not been consummated, the Company expressly acknowledges and agrees that Parent and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate Parent and its stockholders, and that Parent on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages to the extent permitted under this Agreement and subject at all times to the limitations set forth in Section 7.2(g)) to enforce specifically the Company’s obligation to consummate the Mergers. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any rights it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13 Expenses. All costs and expenses incurred in connection with the Mergers, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Mergers or any of the transactions contemplated hereby is consummated.

Section 9.14 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 9.15 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16 Waivers. Except as otherwise provided in this Agreement, any (i) failure of any of the parties to comply with any obligation, covenant, agreement or condition herein or (ii) inaccuracies in the representations and warranties contained in this Agreement, in each case, may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but any such waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Investment Adviser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GARRISON CAPITAL INC.

By:	/s/ Brian Chase
Name:	Brian Chase
Title:	Chief Operating Officer

PORTMAN RIDGE FINANCE CORP

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	President and Chief Executive Officer

CITADEL ACQUISITION SUB INC.

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	President and Secretary

SIERRA CREST INVESTMENT MANAGEMENT LLC

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	Officer and Authorized Person

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation of Surviving Company

(Attached.)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GARRISON CAPITAL INC.

The present name of the corporation is Garrison Capital, Inc. (the “Corporation”). The Corporation was incorporated by the filing of the original certificate of incorporation with the Secretary of State of the State of Delaware on October 9, 2012 (the “Original Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the (“Amended and Restated Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate of Incorporation, has been duly adopted under and pursuant to the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

1.1. The name of the Corporation is Garrison Capital Inc. (the “Corporation”).

ARTICLE II

2.1. The registered office of the Corporation in the State of Delaware is, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

3.1. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “Delaware General Corporation Law”), and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE IV

4.1. Authorized Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”).

4.2. Common Stock. The holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

ARTICLE V

5.1. Board of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation. The name of the director who shall serve until his successor is duly elected and qualified is: Edward Goldthorpe.

2

The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws of the Corporation (the “Bylaws”) as provided in the Bylaws, subject to the power of the stockholders to alter or repeal any Bylaw whether adopted by them or otherwise.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

ARTICLE VI

6.1. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 7 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

6.2. Indemnification. The Corporation, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VII

7.1. Powers of Stockholders to Act by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and is filed with the records of the meetings of the stockholders.

3

8.2. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Board of Directors.

ARTICLE VIII

9.1. Amendment. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.